UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Radian Group Inc.

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CORPORATE RESPONSIBILITY

> *"Serving our customers and communities begins with an inclusive workforce. It ensures a diversity of thoughts and experiences to shape our business. At Radian, we focus on fostering a culture where everyone feels empowered to do their best work, and we embrace six core organizational values that we live by, and that define who we are as an enterprise."*

Rick Thornberry, CEO

At Radian, we recognize our responsibility to our employees, customers and communities, and we believe socially responsible and sustainable practices are the right way to do business. Visit www.radian.com/corporate responsibility to learn more about our **Environmental, Social and Governance (ESG)** and **Diversity, Equity and Inclusion (DEI)** programs, and to view our most recent Corporate Responsibility Report. You will also find additional disclosures of relevant metrics related to our company, including those relevant to the Sustainability Accounting Standards Board (SASB) standards for the insurance industry, and a discussion of how we help support certain United Nations Sustainable Development Goals (UN SDGs).

OUR CORE VALUES

We embrace six core organizational values that we live by, and that define who we are as an enterprise:

Deliver the Brand Promise

We are a customer-centric enterprise striving to be the market leading brand as defined by our customers.

Innovate for the Future

We embrace innovative technologies to strategically differentiate the delivery of our products and services.

Create Shareholder Value

We build long-term shareholder value through sustainable growth and profitability.

Our People are the Difference

We recognize that our people make the difference in our franchise.

Do What's Right

We will always do the right thing, without compromise.

Partner to Win

We recognize that we cannot reach our goals alone, so we will develop intelligent strategic alliances with best in class partners.

RECOGNITION FOR OUR DIVERSITY, EQUITY AND INCLUSION PROGRAMS

Recognized as a champion of board diversity for having at least 30% women directors

Selected four consecutive years for Bloomberg Gender-Equality Index, for commitment to advancing women's equality

Awarded a 3+ to recognize our number of women directors

Signed pledge, committing to cultivating an environment where all ideas and employees are welcomed

Recognized for addressing LGBTQIA+ equality in the workplace

CLEAR GOVERNANCE CREATES ACCOUNTABILITY AND DRIVES ACTION

We have established ESG and DEI Committees which are cross-functional management committees across our businesses and locations. They meet regularly and assist the senior leadership team in setting general strategy; developing, implementing, and monitoring initiatives and policies based on that strategy; overseeing communications with employees, investors and other stakeholders; monitoring and assessing developments relating to ESG and DEI; and ensuring efficient and timely disclosure.

Radian Group Inc. Board of Directors
Oversees ESG efforts, progress and critical matters
Diversity, Equity and Inclusion (DEI) Council
Compensation & Human Capital Management Committee of the Board
Oversees Social aspects of ESG, including DEI
Governance Committee of the Board
Oversees Governance aspects of ESG
DEI Council and ESG Steering Committee Comprised of Members of Management
Provides updates to the Board
Environmental, Social and Governance (ESG) Steering Committee

April 7, 2022

Dear Stockholder:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Radian Group Inc., which will be held exclusively in virtual format via live audio webcast at 9:00 a.m. Eastern Daylight Time on May 11, 2022. The accompanying Notice of 2022 Annual Meeting of Stockholders and proxy statement describe the items to be considered and acted upon by the stockholders at the meeting. There is no physical location for the meeting.
Regardless of whether you plan to attend the virtual annual meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the virtual meeting, you may revoke your proxy, if you wish, and vote your shares electronically. Because the representation of stockholders at the annual meeting is very important, we thank you in advance for your participation.
Sincerely,

Edward J. Hoffman
General Counsel and Corporate Secretary

Radian Group Inc.
550 East Swedesford Road, Suite 350 | Wayne, PA 19087 | 800.523.1988 | radian.com

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

DATE:
Wednesday, May 11, 2022

TIME:
9:00 a.m. Eastern Daylight Time

PLACE:
Live via the Internet
Please visit: www.meetnow.global/MRH5594

RECORD DATE:
Stockholders of record as of the close of business on March 14, 2022 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

ITEMS OF BUSINESS:
1	Elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified;
2	Conduct an advisory vote to approve the compensation of our named executive officers;
3	Ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2022; and
4	In addition to the items above, the Company may transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Regardless of whether you plan to attend Radian’s virtual annual meeting, please complete and submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. For instructions about voting, please see “How Shares May Be Voted by Registered Holders” and “How Shares May Be Voted if Held in “Street Name” on page 2 of the proxy statement.
We have determined that it is in the best interest of Radian and its stockholders to hold the annual meeting “virtually” via live audio webcast. The virtual annual meeting affords our stockholders the same rights and opportunities as an in-person meeting, while allowing them to attend the meeting regardless of their geographic location or other circumstances that could limit their ability to attend an in-person meeting. To attend the annual meeting or examine our list of stockholders, go to www.meetnow.global/MRH5594 at the meeting date and time described above and in the accompanying proxy statement. There is no physical location for the annual meeting.
By Order of the Board of Directors,

Edward J. Hoffman
General Counsel and Corporate Secretary
Wayne, Pennsylvania
April 7, 2022
Radian Group Inc.
550 East Swedesford Road, Suite 350 | Wayne, PA 19087 | 800.523.1988 | radian.com

i 2022 Proxy Statement

RADIAN GROUP INC.
550 East Swedesford Road, Suite 350
Wayne, Pennsylvania 19087
www.radian.com
PROXY STATEMENT
FOR 2022 ANNUAL MEETING OF STOCKHOLDERS
The board of directors (the “Board”) of Radian Group Inc. (“Radian” or the “Company”) is furnishing this proxy statement to solicit proxies from the Company’s stockholders for use at Radian’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). A copy of the Notice of the Annual Meeting accompanies this proxy statement. These materials are also available on the internet at www.radian.com/StockholderReports. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning on or about April 7, 2022 to furnish information relating to the business to be transacted at the Annual Meeting.
We have determined that it is in the best interest of Radian and its stockholders to hold the Annual Meeting “virtually” via live audio webcast. The virtual Annual Meeting affords our stockholders the same rights and opportunities as an in-person meeting, while allowing them to attend the meeting regardless of their geographic location or other circumstances that could limit their ability to attend an in-person meeting. You will be able to attend and participate in the Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.meetnow.global/MRH5594 at the meeting date and time described below. There is no physical location for the Annual Meeting.
Information About Voting

Section Table of Contents

Who May Vote	1
What Shares May Be Voted	2
How Shares May Be Voted by Registered Holders	2
How Shares May Be Voted if Held in “Street Name”	2
How to Participate in the Virtual Annual Meeting	3
Where to Find Voting Results	4
Quorum and Votes Required for Approval	4
Who May Vote
Only stockholders of record on the close of business on March 14, 2022, the record date for the Annual Meeting, may vote at the Annual Meeting. On the record date, 175,378,322 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. For each share of common stock you held on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.

Information About Voting	2022 Proxy Statement 1

What Shares May Be Voted
You may vote all shares of our common stock owned by you as of the close of business on the record date.
These shares include:
■Shares held directly in your name as the stockholder of record; and
■Shares of which you are the beneficial owner but not the stockholder of record. These are shares not registered in your name, but registered in “street name” through an account you have with a bank, broker or other holder of record (a “Nominee”), including shares owned by the Radian Group Inc. Savings Incentive Plan Stock Fund.
How Shares May Be Voted by Registered Holders
If you are a registered stockholder, meaning you are the stockholder of record, before the Annual Meeting, you may submit a proxy to vote your shares, as follows.

By Mail: Complete, sign, date and return the enclosed proxy card by mail.	Online: Navigate to www.investorvote.com/RDN and follow the instructions on the screen. It will be necessary to have your proxy card available for reference when you access the web page.
By Telephone:
Call toll free 1-800-652-VOTE (1-800-652-8683) within the United States and its territories or Canada, and follow the instructions. It will be necessary to have your proxy card available for reference when you call.

Otherwise, you may vote your shares at the Annual Meeting if you attend online. See “How to Participate in the Virtual Annual Meeting” below.
You may revoke your proxy at any time before your shares are voted at the Annual Meeting, as follows.
■Notify our Corporate Secretary in writing that you wish to revoke your proxy;
■Submit another proxy with a later date by mail, internet or telephone, as described above; or
■Attend the Annual Meeting online and give notice of revocation of your proxy (attendance at the Annual Meeting online, by itself, will not constitute revocation).
How Shares May Be Voted if Held in “Street Name”
If you hold your shares in “street name,” meaning your shares are held by a Nominee, you will have received voting instructions from that nominee containing instructions that you must follow in order for your shares to be voted. If you hold your shares in “street name,” you should review and follow the voting instructions provided by your Nominee, including any instructions relating to revoking voting instructions. If your shares are held in “street name” and you wish to vote at the Annual Meeting online, you must obtain a legal proxy from your Nominee.

2 2022 Proxy Statement	Information About Voting

Your vote is important to Radian. We encourage you to submit your proxy, as described above, even if you plan to attend the Annual Meeting online. You can always revoke your proxy before the meeting or vote online at the meeting, as described above.
How to Participate in the Virtual Annual Meeting
The Annual Meeting will be a completely virtual meeting of stockholders and will be conducted exclusively by live audio webcast. No physical meeting will be held. You will only be able to attend the Annual Meeting online, and, subject to the eligibility requirements below, you will be able to participate by voting and submitting questions, by visiting www.meetnow.global/MRH5594.
The online meeting will begin promptly at 9:00 a.m., Eastern Daylight Time, on May 11, 2022. We encourage you to access the meeting prior to the start time to leave ample time for check-in and to ensure that you can hear streaming audio. The virtual meeting will be accessible on desktop and laptop computers, as well as tablets and smartphones.
Participation by Registered Holders
To participate in the Annual Meeting, you must have been a stockholder of the Company as of the close of business on the record date, or you must hold a valid proxy for the Annual Meeting. If you are a stockholder of record, you will need to review the information included on your proxy card, including the 15-digit control number provided in the shaded bar and log in using that control number.
Participation if Shares Held in “Street Name”
If you hold your shares through a Nominee, you must register in advance to attend the Annual Meeting.
To register, you must obtain a legal proxy, executed in your favor, from the holder of record and submit proof of your legal proxy reflecting the number of shares of Radian common stock you held as of the Record Date, along with your name and email address to Computershare (contact information below). Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Daylight Time, on May 6, 2022. You will receive a confirmation of your registration by email after Computershare receives your registration materials.
Requests for registration should be sent to the following.

By email	Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com	By mail	Computershare Radian Group Inc. Legal Proxy P.O. Box 43001 Providence, RI 02940-3001

Submitting Questions
Stockholders who log in to the meeting following the instructions above will have the ability to submit questions in writing during the Annual Meeting via the meeting portal at www.meetnow.global/MRH5594.

Information About Voting	2022 Proxy Statement 3

Troubleshooting Technical Difficulties
If you experience any technical difficulties accessing the Annual Meeting or during the Annual Meeting, please call the toll free number that will be available at www.meetnow.global/MRH5594 for assistance. We will have technicians ready to assist you with any technical difficulties you may have beginning 15 minutes prior to the start of the Annual Meeting.
Where to Find Voting Results
We will announce the preliminary voting results at the conclusion of the Annual Meeting, if practicable, and we will publish the voting results in a Current Report on Form 8-K that will be filed with the United States Securities and Exchange Commission (the “SEC”) within four business days after the conclusion of the Annual Meeting.
Quorum and Votes Required for Approval
A quorum is necessary for us to conduct the business of the Annual Meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either live at the virtual meeting or represented by proxy. Your shares are counted as present at the Annual Meeting if you attend and vote during the Annual Meeting online or if you properly complete and return a proxy card or follow the voting instructions provided by your Nominee, as applicable.
The following table summarizes the vote required for approval of each item of business to be transacted at the Annual Meeting. In addition, the table shows the effect on the outcome of the vote of: (i) abstentions; (ii) uninstructed shares held by a Nominee (which result in “broker non-votes” when a beneficial owner of shares held in “street name” does not provide voting instructions and, as a result, the Nominee is prohibited from voting those shares on certain proposals); and (iii) signed but unmarked (i.e., unvoted) proxy cards.

Proposal	Votes Required for Approval	Effect of Abstentions (1)	Uninstructed Shares/Effect of Broker Non-votes (1)	Signed but Unmarked Proxy Cards (2)
Proposal 1
Election of directors	Majority of votes cast with respect to each nominee (3)	No effect (4)	Not voted/ No effect	Voted “For” each nominee
Proposal 2
Advisory, non-binding vote to approve named executive officer compensation	Majority of shares present or represented by proxy and entitled to vote	Same effect as a vote “Against”	Not voted/ No effect	Voted “For”
Proposal 3
Ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2022	Majority of shares present or represented by proxy and entitled to vote	Same effect as a vote “Against”	Discretionary vote by the Nominee (5)	Voted “For”
(1)Abstentions and broker non-votes are included for purposes of determining whether a quorum is present; however, abstentions are considered “entitled to vote” whereas broker non-votes are not.

4 2022 Proxy Statement	Information About Voting

(2)If you complete and return your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the Annual Meeting.
(3)See below for an explanation of this majority voting standard, which applies with respect to uncontested director elections.
(4)Under Section 4.13(f) of our Second Amended and Restated By-Laws (the “By-Laws”), abstentions are not counted as votes “For” or “Against” a director’s election.
(5)The Nominee is permitted to vote in its discretion with respect to Proposal 3 despite not having received instructions from the beneficial owner.
This year’s election of directors is an uncontested election of directors, meaning the number of director nominees is equal to or less than the number of directors to be elected at the meeting. As described in the table above, in an uncontested election, our directors are elected by majority voting (Proposal 1). Under the majority voting standard, a director is elected only if the number of shares voted “For” that director exceeds the number of shares voted “Against” that director. In accordance with our By-Laws, each of our incumbent directors submits a conditional resignation in advance of the Annual Meeting that will become effective if the number of shares voted “For” that director does not exceed the number of shares voted “Against” that director and the Board accepts the director’s resignation. If retirement eligible, the director also may choose to retire from the Board before the resignation is accepted by the Board and becomes effective. If a sitting director fails to receive a majority of the votes cast, our Board will determine within 90 days of the Annual Meeting whether to accept the resignation of such director, unless the director retires during this 90-day period. If a nominee fails to receive a majority of the votes cast and the Board accepts the director’s resignation or the director retires, there would be a vacancy created on the Board. Our Board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board.

Information About Voting	2022 Proxy Statement 5

Proposal 1 – Election of Directors
Section Table of Contents

Board Composition	7
Board Diversity	8
Board Skills and Experience	9
Biographical Information for Director Nominees	10
Additional Information Regarding Directors	15
Recommendation	15
Our Amended and Restated Certificate of Incorporation and our By-Laws provide for the annual election of directors, with the number of directors on our Board to be determined by our Board. Our Board has set the current number of directors at 10.
Upon election, each of our directors serves for a one-year term and until the director’s successor has been duly elected and qualified, or until the director’s earlier removal or resignation. Our Board currently consists of Howard B. Culang, Brad L. Conner, Debra Hess, Lisa W. Hess, Brian D. Montgomery, Lisa Mumford, Gaetano J. Muzio, Gregory V. Serio, Noel J. Spiegel and Richard G. Thornberry.
Upon the recommendation of the Governance Committee of our Board, the Board has nominated each of our current directors for reelection. All nominees (other than our Chief Executive Officer, Mr. Thornberry) are independent under applicable independence rules of the SEC and the New York Stock Exchange (the “NYSE”), and all nominees have consented to be named in this proxy statement and to serve if elected. If, at the time of the Annual Meeting, any nominee is not available for election, proxies may be voted for another person nominated by the Board, the position may become vacant or the size of the Board may be reduced.

6 2022 Proxy Statement	Proposal 1 – Election of Directors

Board Composition

When evaluating director nominees for election at our Annual Meeting, our Governance Committee seeks to nominate a Board that will be most effective in overseeing the affairs of the Company and in supporting the development and execution of the Company’s strategic plan. See “Item 1. Business—General—Business Strategy” on page 13 of our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report on Form 10-K”) for a discussion of the Company’s current strategic focus.
Our Governance Committee considers Board succession planning and Board refreshment a top priority and regularly engages on this topic as a committee and with the full Board. The Governance Committee frequently engages independent Board advisors to ensure that the Company’s Board succession planning discussions incorporate an independent, objective perspective and advice on best practices. As part of this process, the Governance Committee regularly reassesses its approach to Board succession planning and the needs of the Board to ensure that its aims are consistent with the Company’s evolving needs and strategic focus. As a result of this commitment and upon the recommendation of the Governance Committee, the Board has appointed four independent directors to the Board since 2019: Debra Hess (2019), Brad L. Conner (2020), Lisa Mumford (2020), and Brian Montgomery (who rejoined the Board in 2021 after stepping down in 2018 upon his appointment to serve as the Federal Housing Administration (“FHA”) Commissioner in the Department of Housing and Urban Development). The Board believes the addition of these highly qualified directors, in conjunction with the retirement of three long-serving directors from our Board during this time, reinforces the Company’s commitment to strong corporate governance, board refreshment and succession planning.
The Governance Committee regularly evaluates the composition of our Board to ensure that our Board diversity, including the naturally varying perspectives and experiences derived from such diversity, is positively contributing to the development and execution of our strategic plan in the best interest of our stockholders. The Board considers diversity in a broad sense to mean differences of race, ethnicity, national origin, gender and age, as well as a director’s tenure with Radian and background, education, professional experience and skills. When considering candidates for nomination as new directors, the Governance Committee ensures that the pool of candidates it evaluates includes qualified persons who reflect diverse backgrounds, including underrepresented areas of race, ethnicity and gender. Among our directors who have consented to such disclosure, three self-identify as female and two self-identify as racially or ethnically diverse.
Our Board believes diversity in tenure is a critical component of our Board composition. As a diversified mortgage and real estate services business providing mortgage insurance and other products and services to the real estate and mortgage finance industries through our two business segments—Mortgage and homegenius—our performance can be impacted significantly by mortgage credit and housing market cycles. The institutional knowledge that our Board has acquired through previous credit and market cycles in our industries has been critical in supporting management’s efforts to successfully navigate challenges through these periods, including most recently during the COVID-19 pandemic. The Governance Committee believes that nominating a Board that has a balance of director tenures best enables the Board to effectively oversee our businesses and support the execution of our financial and strategic objectives that are critical to driving long-term value for our stockholders during various economic and operating environments.
The following board composition statistics highlight the Board’s efforts with respect to Board succession planning and refreshment, including the Board’s ongoing efforts to enhance Board diversity.

Proposal 1 – Election of Directors	2022 Proxy Statement 7

Board Diversity
Gender Diversity (1)
(1) Two women directors added since 2019

Diversity of Age

Racial/Ethnic Diversity (2)
(2) Two diverse directors added since 2019

Diversity of Tenure
Median Tenure: 8 Years

Board Committees Chaired by Women

8 2022 Proxy Statement	Proposal 1 – Election of Directors

Board Skills and Experience
The scope and complexity of our business operations and strategy require our Board to possess a diverse set of skills and experiences to ensure effective oversight. The information below highlights the collective skills and experience of our directors with respect to various areas that are important to the current and future success of our businesses.

Mortgage & Real Estate Industry — 7/10 Directors

Financial — 6/10 Directors

CEO or other C-Suite — 7/10 Directors

Government and Regulatory — 2/10 Directors

Other Public Company Board Experience — 7/10 Directors

Risk Management — 9/10 Directors

Information Technology — 5/10 Directors

Operations — 6/10 Directors

Business Development / M&A — 8/10 Directors

Proposal 1 – Election of Directors	2022 Proxy Statement 9

Biographical Information for Director Nominees

Biographical information for each of the director nominees is provided below along with a discussion of each nominee’s specific experience, qualifications, attributes or skills that have led the Board to conclude that each director should be nominated for election or reelection.

Howard B. Culang	Non-executive Chairman of the Board

Mr. Culang, 75, has been a director of Radian since June 1999, serving as Chair of our Risk Committee for 17 years before assuming the role of Non-executive Chairman of our Board effective December 22, 2021. From November 1985 to December 2005, Mr. Culang worked in various roles for the Prudential Home Mortgage Company, a mortgage lender, including as a Managing Director and member of the Executive Committee and as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential’s mortgage lending, servicing and real estate services companies. Prior to joining Prudential, Mr. Culang held a number of senior management positions with Citibank, N.A., including as a Senior Credit Officer. More recently, Mr. Culang served as President of Laurel Corporation, a financial services firm, from January 1996 through December 2011. Mr. Culang also served as a Managing Member of JH Capital Management LLC, a management company for a private equity fund, from July 1998 to December 2010, and of Cognitive Capital Management LLC, a management company for a fund of hedge funds, from April 2001 to December 2005. Mr. Culang currently serves as a director of Phase Change Software, LLC (formerly ioSemantics, LLC), a privately-owned artificial intelligence (“AI”) software company.

Skills and Qualifications
Mr. Culang is highly qualified to serve as our Non-executive Chairman based on his deep institutional knowledge of Radian, his professional background and decades of experience in the mortgage and financial services industries. Based on his long tenure with Radian through multiple economic cycles, including his 17 years of leadership as Chair of our Risk Committee, Mr. Culang is uniquely positioned to lead our Board and ensure that the Board remains focused on supporting long-term growth in value for our stockholders. His past management experiences in both mortgage credit and real estate services, in combination with his service on the board of an AI technology company, provide him with important insights regarding the most critical aspects of our businesses, including how best to support the Company in developing and executing our strategic vision.

10 2022 Proxy Statement	Proposal 1 – Election of Directors

Brad L. Conner
Risk Committee (Chair) Compensation and Human Capital Management Committee Governance Committee
Mr. Conner, 60, recently served as Vice Chairman, Head of Consumer Banking for Citizens Financial Group, Inc. (“Citizens”), a publicly-traded financial institution, beginning in January 2014. In this role, Mr. Conner was responsible for Retail Banking, Business Banking, Wealth Management, Home Lending Solutions, Auto Finance and Education Finance, as well as the Consumer Phone Bank and online channels. Mr. Conner retired from this role in January 2020. Before joining Citizens in 2008, Mr. Conner served as President of the Home Equity and Mortgage Home Loan Direct business of J.P. Morgan Chase & Co., a publicly-traded global financial services firm. Prior to this, he oversaw the combined Home Equity business of Chase and Bank One Corporation, a publicly-traded global financial services firm, after the companies merged in 2004, and served as Chief Executive Officer of Chase’s Education Finance businesses. Mr. Conner currently serves as a director of United Services Automobile Association Federal Savings Bank, a diversified financial services group of companies that provides insurance, investing and banking solutions to members of the U.S. military, veterans and military families. He has been a director of Radian since February 2020.

Skills and Qualifications
Mr. Conner brings recent C-suite level experience in banking and lending solutions in large, publicly-traded financial institutions, which is a skill set that is highly valuable in supporting the Board’s oversight over virtually all aspects of our business. In addition, his deep knowledge of the mortgage industry provides him with valuable insight into the industries in which we operate and complements the Board’s role in overseeing our strategic direction and supporting the execution of our strategic objectives. These experiences are particularly relevant in Mr. Conner’s role as the Chair of the Risk Committee of our Board.

Debra Hess
Audit Committee (Chair) Finance and Investment Committee
Ms. Debra Hess, 57, served as Chief Financial Officer of both NorthStar Asset Management Group, a global asset management firm focused on strategically managing real estate and other investment platforms, and NorthStar Realty Finance Corp., a publicly-traded real estate investment company (together with NorthStar Asset Management Group (“Northstar”), from July 2011 until January 2017. Additionally, from 2011 until 2015, Ms. Hess held various other positions, including Chief Financial Officer and Treasurer for NorthStar’s non-publicly traded companies. Prior to joining NorthStar, from August 2008 to June 2011, Ms. Hess served as Chief Financial Officer of H/2 Capital Partners, a privately-owned fund sponsor that invests in real estate related assets. From March 2003 to July 2008, Ms. Hess was a managing director at Fortress Investment Group (“Fortress”), an investment management firm, where she also served as Chief Financial Officer of Newcastle Investment Corp., a Fortress portfolio company and a NYSE-listed real estate investment trust. Prior to joining Fortress, Ms. Hess served in various positions at Goldman, Sachs & Co., including as Vice President in Goldman Sachs’ Principal Finance Group and as a Manager of Financial Reporting in Goldman Sachs’ Finance Division. Ms. Hess currently serves on the board of directors of AG Mortgage Investment Trust, Inc., a publicly-traded mortgage real estate investment trust, where she chairs the audit committee and serves as a member of the compensation committee. She also serves on the board of CenterPoint Properties Trust, a privately owned acquiror, developer and manager of industrial real estate and transportation infrastructure, where she chairs the audit committee and serves as a member of the compensation committee. She has been a director of Radian since March 2019.

Skills and Qualifications
Ms. Hess’ extensive banking, finance and real estate asset management experience provides her with valuable insight into our businesses, the industries in which we operate and the various factors impacting our strategic direction. In addition, her roles as the Chief Financial Officer of various publicly-traded companies and her executive management experience with companies in the financial services and mortgage and real estate industries provide her with significant financial, accounting and compliance expertise in areas that are valuable to the Board’s oversight responsibilities and in particular to her role as Chair of the Audit Committee of our Board.

Proposal 1 – Election of Directors	2022 Proxy Statement 11

Lisa W. Hess
Compensation and Human Capital Management Committee Governance Committee Risk Committee
Ms. Lisa Hess, 66, served as President and Managing Partner of SkyTop Capital Management LLC (“SkyTop”), an investment fund, from October 2010 through July 2020. From October 2002 to December 2008, she was the Chief Investment Officer of Loews Corporation, a diversified holding company, where she was responsible for managing approximately $50 billion in assets. Ms. Hess was a Founding Partner of Zesiger Capital Group, a diversified money manager, and also has held positions at First Boston Corporation, an investment bank, Odyssey Partners, a private equity firm, and Goldman, Sachs & Co. She has served on the U.S. Treasury Debt Advisory Committee and the Federal Reserve Bank of New York Investors Advisory Committee. Since June 2009, Ms. Hess has been a trustee of Teachers Insurance and Annuity Association (“TIAA”), a financial services organization, and since 2015, she has been a director of TIAA Bank (formerly Everbank) which is owned by TIAA. She has been a director of Radian since February 2011.

Skills and Qualifications
Ms. Hess’ extensive experience managing financial assets, including her recent leadership role with SkyTop, and previously as Chief Investment Officer of Loews Corporation, and as a member of various investment and advisory committees, gives her a broad range of expertise with respect to finance, investments and the capital markets that is particularly beneficial to the Board in its oversight responsibilities and in supporting our strategic focus. In addition, her board service with TIAA brings an added perspective and insight to the Board’s consideration of corporate governance issues and the concerns of institutional shareholders.

Brian D. Montgomery
Audit Committee Governance Committee Risk Committee
Mr. Montgomery, 65, completed his second tenure at the U.S. Department of Housing & Urban Development (“HUD”) in January 2021, most recently serving as the Deputy Secretary of HUD. Prior to his most recent role as Deputy Secretary, Mr. Montgomery served as FHA Commissioner from 2005 to 2009 and from 2018 to 2020. Since May 2021, Mr. Montgomery has been a partner with Gate House Strategies, LLC, an advisory firm he co-founded that is focused on housing finance-related compliance, as well as other housing-related areas such as technology, business strategy, and affordable/public housing. From August 2009 until 2017, Mr. Montgomery served in various executive leadership roles with The Collingwood Group, LLC, a consulting firm, including serving as Vice Chairman. He previously served as a director of the Company from 2012 to 2018, stepping down upon his appointment to rejoin HUD as FHA Commissioner in May 2018. Mr. Montgomery also serves as a director of Reverse Mortgage Investment Trust Inc., a real estate finance company that is focused on acquiring, originating, financing and managing home equity conversion mortgage loans, home equity conversion mortgage-backed securities guaranteed by the Government National Mortgage Association and other real estate-related assets. He rejoined Radian’s Board in June 2021.

Skills and Qualifications
As the only person to have been confirmed twice by the U.S. Senate to lead the FHA while also serving concurrently for a period of time as HUD Deputy Secretary, Mr. Montgomery possesses a deep working knowledge of the mortgage finance industry, federal housing policies and the federal regulation of housing. This expertise is extremely valuable in supporting the Board’s oversight over the Company’s Mortgage business generally, and specifically over the operations and the credit and risk management aspects of our businesses, as well as helping the Company develop the most effective strategy for navigating the regulatory and legislative landscape in the housing and mortgage finance industries.

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Lisa Mumford
Finance and Investment Committee (Chair) Audit Committee
Ms. Mumford, 58, served as the Chief Financial Officer of Ellington Financial LLC (“Ellington Financial”), a publicly-traded asset management company, and as Chief Financial Officer of Ellington Financial Management LLC (Ellington Financial’s external manager), from October 2009 through her retirement in March 2018. Ms. Mumford also served as the Chief Financial Officer of Ellington Residential Mortgage REIT, a publicly-traded real estate investment trust, from April 2013 until her retirement in March 2018. From August 2008 to October 2009, Ms. Mumford served as Chief Financial Officer of ACA Financial Guaranty Corporation, a monoline bond insurance company, and prior to this, from 2003 until August 2008, Ms. Mumford served as the Chief Accounting Officer of ACA Capital Holdings, Inc. (“ACA”), a publicly-traded holding company providing financial guaranty insurance products and asset management services. Prior to joining ACA, and beginning in 1988, Ms. Mumford was with ACE Guaranty Corp., a financial guaranty company, where she held the positions of Chief Financial Officer and Controller. Ms. Mumford currently serves as a member of the board of directors of Ellington Financial. She has been a director of Radian since February 2020.

Skills and Qualifications
Ms. Mumford brings recent and highly valuable C-suite level experience and insight that benefits the Board in overseeing virtually all aspects of our business. Her past experience as the Chief Financial Officer of insurance company enterprises provides her with extensive risk management experience, which is a core area of focus for Radian. Her public company experience and her ongoing service on another public company board provides additional perspectives on board leadership and governance that complement the Board’s collective strengths. In addition, her deep knowledge and experience in finance and real estate management provides her with valuable knowledge about the industries in which we operate. These experiences are particularly relevant in Ms. Mumford’s role as Chair of the Finance and Investment Committee of our Board.

Gaetano J. Muzio
Compensation and Human Capital Management Committee (Chair) Finance and Investment Committee
Mr. Muzio, 68, is a Principal and co-founder of Ocean Gate Capital Management, LP (“Ocean Gate”), an investment fund. For 27 years prior to founding Ocean Gate, Mr. Muzio worked at Goldman, Sachs & Co. in various positions, including serving as a Managing Director from 1996 until 2004. In 1986, he became the first Global Mortgage and Asset Backed Sales Manager responsible for creating the sales team and strategy for, and was also one of the founding members of, Goldman’s Mortgage and Asset Backed Department. In 1990, he became a general partner and Co-Head of Goldman’s Mortgage Department, with responsibilities for overseeing trading, risk management, sales, research, structured finance and compliance for the department. He has been a director of Radian since May 2012.

Skills and Qualifications
Mr. Muzio possesses a broad understanding of the mortgage industry. His significant experience in finance, risk management, corporate governance and strategy gives him extensive expertise in several areas that are valuable to the Board’s oversight responsibilities. Additionally, his roles overseeing significant functions at a large financial services institution provide him with strong operational and talent management experience that is particularly useful in his role as Chair of the Compensation and Human Capital Management Committee of our Board.

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Gregory V. Serio
Audit Committee Finance and Investment Committee Risk Committee
Mr. Serio, 60, has served as a partner with Park Strategies, LLC (“Park Strategies”), a management and government relations consulting firm, since January 2005. He currently serves as the head of Park Strategies’ risk and insurance management practice group. He is also a partner in the D’Amato Law Group, a New York-based legal practice. Prior to joining Park Strategies, Mr. Serio served as Superintendent of Insurance for the State of New York from May 2001 to January 2005. From January 1995 until his appointment as Superintendent in 2001, Mr. Serio served as First Deputy Superintendent and General Counsel of the New York Insurance Department. Mr. Serio also has served as the Chairman of the Government Affairs Task Force of the National Association of Insurance Commissioners (“NAIC”) and as a member of and NAIC representative on the Financial Services and Banking Information Infrastructure Committee of the United States Treasury. He was also a commissioner of the International Commission on Holocaust Era Insurance Claims. He currently serves as a trustee of the Senior Health Insurance Plan Trust and director of the Senior Health Insurance Company of Pennsylvania, two positions to which he was appointed by the Commissioner of Insurance of the Commonwealth of Pennsylvania. In 2019, he was appointed to the board of the Capital District Physicians Health Plan, a not-for-profit healthcare organization in New York. Mr. Serio also currently serves on the board of PHL Group, a private insurance group. He has been a director of Radian since May 2012.

Skills and Qualifications
From both his private and public sector roles, Mr. Serio possesses extensive knowledge and experience in the insurance industry and insurance regulatory matters in particular. His in-depth understanding of insurance regulatory matters, including financial and market conduct examinations and other compliance-related matters, combined with his experience in risk management and corporate governance matters, further strengthens the Board’s oversight and perspective in these areas. He is a Board Leadership Fellow of the National Association of Corporate Directors (“NACD”), which provides him with added perspective and insight into the Board’s corporate governance responsibilities.

Noel J. Spiegel
Governance Committee (Chair) Compensation and Human Capital Management Committee
Mr. Spiegel, 74, was a partner at Deloitte & Touche, LLP (“Deloitte”) where he practiced from September 1969 until May 2010. In his career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner; a member of Deloitte’s Executive Committee; Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and International Financial Reporting Standards practice and Technology, Media and Telecommunications practice (Northeast Region); and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel currently serves as Lead Independent Director, chairs the audit committee and serves on the nominating and governance committee of American Eagle Outfitters, Inc., a publicly-traded retail company. Mr. Spiegel also currently serves on the board, chairs the audit committee and serves on the corporate governance committee of vTv Therapeutics, Inc., a publicly-traded clinical stage pharmaceutical company. He has been a director of Radian since February 2011.

Skills and Qualifications
Mr. Spiegel’s public company board experience provides him with a depth of experience in management, corporate governance, risk management and financial reporting. His current experience in serving on the governance committees of other publicly-traded companies provides him with a unique perspective and depth of insight with respect to corporate governance, board leadership and corporate strategy. In October 2020, the NACD named Mr. Spiegel to the 2020 NACD Directorship 100, an annual award that recognizes leading corporate directors, corporate governance experts, policymakers, and influencers who significantly impact boardroom practices and performance. Mr. Spiegel’s experience and recognized expertise are particularly relevant in Mr. Spiegel’s role as Chair of the Governance Committee of our Board.

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Richard G. Thornberry

Mr. Thornberry, 63, has served as Radian’s Chief Executive Officer since March 2017. Before joining Radian, from 2006 until 2017, Mr. Thornberry served as the Chairman and Chief Executive Officer of NexSpring Group, LLC (“NexSpring Group”), a company that he co-founded in 2006. NexSpring Group has provided mortgage industry advisory and technology services to private equity investors, mortgage lenders, financial institutions, mortgage investors and other mortgage industry participants. Mr. Thornberry also has served as the Chairman and Chief Executive Officer of NexSpring Financial, LLC, a fintech company that he co-founded to focus on improving the overall value proposition for all participants in a residential mortgage origination transaction. Prior to founding NexSpring Group, from 1999 until 2005, Mr. Thornberry served as President and Chief Executive Officer of Nexstar Financial Corporation, an end-to-end mortgage business process outsourcing firm, which he co-founded in 1999 and sold to MBNA Home Finance in 2005. Mr. Thornberry has also held executive positions with MBNA Home Finance from 2005 until 2006, Citicorp Mortgage Inc. from 1996 until 1998 and Residential Services Corporation of America/ Prudential Home Mortgage Company from 1987 until 1996. Mr. Thornberry currently serves as an executive council member of the Housing Policy Council and on the board of directors of MBA Open Doors Foundation, which provides mortgage and rental payment assistance to families with a critically ill or injured child. Mr. Thornberry began his career as a certified public accountant at Deloitte where he primarily worked with financial services clients and entrepreneurial businesses. He has been a director of Radian since March 2017.

Skills and Qualifications
Mr. Thornberry possesses a broad understanding of the mortgage and real estate industries and has significant experience building and leading innovative and values-driven organizations in the mortgage and real estate industries. In addition, his past experiences provide him with financial management, human capital management and risk management expertise that give him a unique perspective and set of skills to lead our Company and contribute to the Board.

Additional Information Regarding Directors

For additional information regarding our Board, its standing committees, and our standards for corporate governance and director independence, refer to the sections entitled “Corporate Governance and Board Matters” and “Compensation of Executive Officers and Directors—Director Compensation” below.

Recommendation
Radian’s Board of Directors recommends a vote “FOR” each of the director nominees. Signed proxies will be voted “FOR” each of the director nominees unless a stockholder gives other instructions on the proxy card.

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Corporate Governance and Board Matters
Section Table of Contents
Board of Directors and its Standing Committees

Our Board holds regularly scheduled quarterly meetings and a regularly scheduled strategic planning session. In addition, the Board holds special meetings as and when necessary. Our full Board held five regularly scheduled meetings and five special meetings during 2021. Our independent directors meet in executive session at the conclusion of each regularly scheduled Board meeting and frequently meet in executive session following special meetings of the Board. Each director participated in at least 75% of the meetings of the Board and the committees on which the director served during 2021. Our Non-executive Chairman of the Board presides over all meetings of the Board, including executive sessions of the independent members of the Board. Our policy is that all of our director nominees are expected to attend our annual meeting and all of our director nominees who were serving as directors last year attended the 2021 annual meeting. As discussed below under “Director Independence,” all of our directors, except our Chief Executive Officer, Mr. Thornberry, satisfy the requirements for independent directors under the NYSE listing standards and SEC rules. The current composition of the Board’s standing committees is as follows.

Director Name	Audit Committee (1)	Compensation & Human Capital Management Committee (1)	Finance & Investment Committee (1)	Governance Committee (1)	Risk Committee (1)
Brad L. Conner		✓		✓	Chair
Debra Hess (2)	Chair		✓
Lisa W. Hess		✓		✓	✓
Brian D. Montgomery	✓			✓	✓
Lisa Mumford (2)	✓		Chair
Gaetano J. Muzio		Chair	✓
Gregory V. Serio	✓		✓		✓
Noel J. Spiegel		✓		Chair
(1)Each Committee met as follows in 2021: Audit Committee and Compensation and Human Capital Management Committee (each met eight times); Finance and Investment Committee and Risk Committee (each met four times); and Governance (six times).
(2)“Audit Committee Financial Expert” under SEC rules.

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The Board currently has five standing committees and also may form special committees, as necessary. The primary responsibilities of the Board’s standing committees are as follows.
Audit Committee
This committee is primarily responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing our annual audited and interim financial statements and related disclosures and reviewing our accounting and reporting principles and policies. See “Audit Committee Report” below for additional information regarding the work of this committee. The current members of the Audit Committee each meet the additional NYSE independence criteria applicable to audit committee members and, as noted in the table above, our Board has determined that each of Mses. Debra Hess and Mumford qualifies as an “audit committee financial expert” under the SEC’s rules.
Compensation and Human Capital Management Committee
This committee is responsible for overseeing our human capital management policies, programs and practices, including our work environment/culture, our diversity, equity and inclusion programs, and our compensation and benefits policies and programs. This committee reviews the quality and depth of officers throughout Radian, as well as our talent development and succession practices and programs. In addition, this committee has responsibility for reviewing the “Social” aspects of the Company’s ESG (Environmental, Social, Governance) programs. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” for additional information regarding the work of this committee. The current members of the Compensation and Human Capital Management Committee each meet the additional NYSE independence criteria applicable to compensation committee members.
Finance and Investment Committee
This committee reviews and monitors the Company’s capital structure, capital sourcing and liquidity management. This Committee also provides oversight with respect to our capital and liquidity strategies and activities, including our capital markets activities and efforts to optimize our capital structure such as through risk distribution. The Finance and Investment Committee also oversees the management of the Company’s investment portfolio and regularly reviews the performance of the investment advisors overseeing the portfolio to ensure adherence to our investment policy guidelines.
Governance Committee
This committee oversees our Board governance, including recommending committee membership and chairperson appointments; developing and ensuring compliance with our Guidelines of Corporate Governance; overseeing regular Board, committee and individual director assessments; and ensuring that Board succession planning and Board refreshment is conducted to support the Company’s evolving needs and strategic focus. This committee also is responsible for examining our overall corporate governance processes, including the “Governance” aspects of the Company’s ESG activities and programs, and reviewing the Company’s government relations function and activities. For a discussion of our Board nomination process, see “Consideration of Director Nominees” below.
Risk Committee
This committee oversees the following aspects of our risk-taking businesses: credit-based risks, credit policies, pricing strategies, risk distribution strategies, credit-related modeling, management of allocated capital and risk limits. This committee also oversees our mortgage- and title-related credit and risk management policies and procedures, including

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our procedures for identifying and responding to emerging credit-related matters and trends that could pose significant risk implications for Radian. Specifically, this committee monitors general compliance with Radian’s underwriting and procedures, including our guidelines regarding credit diversification and counterparty exposures. The Risk Committee also oversees the development of new risk-taking products and services and significant changes to existing products and services.
For a discussion of our Board and its committees’ roles in risk oversight of the Company, see “Board and Board Committee Roles in Risk Oversight” below.
Board Leadership Structure

Our Non-executive Chairman of the Board and Chief Executive Officer are separate positions. We believe that separating these positions enhances the independent oversight of the Company and the effective functioning of the Board, as well as the monitoring and objective evaluation of the Chief Executive Officer’s performance. In addition, by separating these positions, the Board is able to remain fully engaged in providing an objective perspective with respect to the Company’s strategy and in effectively evaluating the implementation of this strategy.
Mr. Culang, our Non-executive Chairman of our Board, assumed this role on December 22, 2021 upon Herbert Wender’s voluntary retirement from the Board. Our Non-executive Chairman of the Board is independent of management and, as provided in our Guidelines of Corporate Governance, is responsible for the management, development and effective performance of the Board and for serving in an advisory capacity to the Chief Executive Officer and to other members of management on all matters concerning the interests of the Board. The Non-executive Chairman of the Board sets the agenda for Board meetings and presides over meetings of the Board.
Mr. Thornberry, in his role as the Chief Executive Officer, is responsible for the strategic direction and day-to-day leadership and performance of the Company. As described in our Guidelines of Corporate Governance, the responsibilities of the Chief Executive Officer include:
■providing strong, ethical and principled leadership of the Company’s businesses;
■establishing the Company’s mission, culture and core values;
■determining and implementing corporate strategies and policies and managing the Company’s capital;
■ensuring complete and accurate disclosures of financial, operational and management matters to the Board for its consideration and approval, as necessary;
■ensuring regulatory compliance and the integrity of all financial filings and other corporate communications; and
■communicating with the Board so it is informed with respect to Company, industry, and corporate governance matters.
Board and Board Committee Roles in Risk Oversight

Our Board is actively involved in the oversight of risks that could affect the Company. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business, allocates responsibilities for the oversight of risks among the full Board and its committees, and reviews the systems and processes that management has in place to manage the current risks facing the Company, as well as those that could arise in the future. The Board regularly meets with management to receive reports from: (i) the Company’s enterprise risk management (“ERM”) function, which is designed to identify the risks we are facing, and to assess, manage and establish mitigation strategies for those risks

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and (ii) the Company’s information security function regarding cybersecurity risks and the Company’s efforts to mitigate such risks. The Board also receives a report directly from the Company’s head of legal compliance regarding the Company’s compliance function, including primary areas of focus and emerging compliance risks. As part of its risk oversight process, the Board considers the significant risks and exposures facing the Company and assesses the steps management is taking to minimize such risks. The full Board further considers current and potential future strategic risks facing the Company as part of its annual strategic planning session with management.
The Board conducts certain aspects of its risk oversight function through its committees. Each committee has full access to management and has the ability to engage advisors as appropriate. Specifically, each committee is charged with the following risk oversight responsibilities.
■The Audit Committee regularly meets with and makes inquiries of management, the Company’s Chief Audit Executive and the Company’s independent auditors regarding significant risks or exposures facing the Company and the steps taken by management to minimize these risks. In particular, the Audit Committee reviews and discusses our financial risk exposures, including the risk of fraud, as well as legal and compliance risks.
■The Compensation and Human Capital Management Committee monitors our executive compensation programs to ensure that they are appropriately aligned with our compensation philosophy and are achieving their intended purposes without encouraging inappropriate risk-taking. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—I. Compensation Principles and Objectives.” In addition, the Compensation and Human Capital Management Committee annually reviews with management a risk assessment prepared by an independent compensation consultant of all of the Company’s primary compensation policies and practices. Based on its most recent review, the Compensation and Human Capital Management Committee has concluded that the Company’s compensation program does not encourage inappropriate risk-taking and is not reasonably likely to have a material adverse effect on the Company.
■The Finance and Investment Committee monitors risks associated with the Company’s capital structure and liquidity, and oversees the management of the Company’s investment portfolio. In addition, the Finance and Investment Committee regularly reviews compliance with our investment guidelines and monitors risk in our investment portfolio.
■The Governance Committee monitors risks associated with corporate governance practices and oversees our related person transaction policy to ensure that we do not engage in transactions that would create or otherwise give the impression of a conflict of interest that could result in harm to us. See “Certain Relationships and Related Person Transactions.”
■The Risk Committee provides oversight of our credit and risk management policies and procedures for our risk-taking businesses, including the potential effect of emerging risks and trends on our risk-taking businesses and overall credit profile. The Risk Committee regularly considers the Company’s significant credit-based risks and the steps management has taken to manage those risks, such as the Company’s risk distribution strategies, and assesses their potential impact on our capital, financial and risk positions.
Each committee chair provides regular reports to the full Board regarding the committee’s risk oversight responsibilities as discussed above. The Board conducts its risk oversight responsibility in the areas discussed above through these reports, as well as through regular discussions and reports from management regarding any other significant known risks or emerging risk trends.
Director Independence

Our Guidelines of Corporate Governance provide that a substantial majority of our Board must consist of independent directors, as independence is determined under the NYSE’s listing standards and applicable SEC rules. In evaluating the independence of each of our directors, our Board, primarily through the Governance Committee, considers all relevant facts and circumstances that could impact a director’s independent judgement. Our Board has determined that all of the members of the Board, except our Chief Executive Officer, Richard G. Thornberry, are “independent” under

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current NYSE listing standards and SEC rules. In determining that each of our non-executive directors is independent, the Board considered whether there were any facts and circumstances that might impair the independence of each director, as further discussed below. The Board concluded that no material direct or indirect relationship exists between the Company and any of its non-executive directors, other than those compensatory matters that are a direct consequence of serving on our Board and which are detailed below in “Compensation of Executive Officers and Directors—Director Compensation.”
In recommending to the Board that each of our non-executive directors is independent, the Governance Committee and the Board considered that certain director nominees hold board positions with other entities that are either Radian customers, potential Radian customers or otherwise involved in mortgage-related business or activities. Specifically, the Governance Committee considered the following relationships.
■Mr. Conner serves as a director of United Services Automobile Association (“USAA”) and USAA is a current customer of Radian’s Mortgage and homegenius businesses.
■Ms. Debra Hess serves on the board of directors of AG Mortgage Investment Trust, Inc., a publicly-traded mortgage REIT that owns a non-controlling interest in Arc Home LLC (“Arc”). Arc is a mortgage enterprise that, among other things, originates loans purchased by the government-sponsored enterprises (“GSEs”) and is a current customer of Radian’s Mortgage business.
■Ms. Lisa Hess serves as a trustee of TIAA, which owns TIAA Bank (formerly Everbank), and serves on the Board of TIAA Bank. TIAA Bank is a current customer of Radian’s Mortgage business.
■Ms. Mumford serves on the Board of Ellington Financial, a publicly-traded company that invests in a diverse array of financial assets, including residential and commercial mortgage-backed securities and residential and commercial mortgage loans. Ellington Financial has non-controlling interests in four mortgage originators, including American Heritage Lending LLC, a real estate investment lending company that is a customer of Radian’s Mortgage business.
With regard to each of the foregoing relationships, the Governance Committee determined that the dual board positions did not impair the director’s independence based on, among other factors, the current size of the relevant customer relationships, that the customer relationships are arms-length transactions on customary terms and the director’s lack of oversight and compensation benefits related to the business relationships. Based on the recommendation of the Governance Committee, the Board considered these relationships and concluded, in each case, that it did not impair the applicable director’s independence.
Consideration of Director Nominees

Director Qualifications
Our Governance Committee recommends candidates for nomination to our Board based on a number of factors, including the following minimum criteria: (i) the highest standards of personal character, conduct and integrity; (ii) the intention and ability to act in the best interests of our stockholders; (iii) the ability to understand and exercise sound judgment on issues related to Radian and its businesses; (iv) the ability and commitment to devote the time and effort required to serve effectively on our Board, including preparation for and attendance at Board and committee meetings; (v) the ability to draw upon relevant experience and expertise in contributing to Board and committee discussions; and (vi) freedom from interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, actual or perceived.
The Board values diversity among its directors and believes that diversity helps to generate a comprehensive discussion of issues from multiple perspectives, which contributes to effective decision making and oversight over our businesses to help drive our results. The Board considers diversity in a broad sense to mean differences of race,

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ethnicity, national origin, gender and age, as well as a director’s tenure with Radian and background experience, education, professional experience and skills. The Board and the Governance Committee consider diversity as an important factor in identifying and evaluating director nominees, as discussed below.
Identifying and Evaluating Director Nominees
In evaluating candidates for the Board, the Governance Committee and the Board seek to foster a board that collectively possesses the minimum qualifications discussed above as well as the appropriate mix of diversity to oversee the Company’s businesses and to support our strategic focus. The Governance Committee does not exclusively pursue director candidates based on whether they possess a single skill, category or trait, but seeks nominees who complement the breadth and depth of our Board’s diversity and oversight. See “Proposal 1—Election of Directors” for additional information.
When considering candidates for nomination as new directors, the Governance Committee ensures that the pool of candidates it evaluates includes qualified persons who reflect diverse backgrounds, including both underrepresented areas of race and gender. When seeking and evaluating candidates for the Board, the Governance Committee considers all qualified candidates identified by members of the Governance Committee, by other members of the Board, by senior management, by stockholders (if their recommendations of candidates are submitted in accordance with the procedures described below) and by national search firms. In all cases, the Governance Committee will facilitate several interviews of a candidate if it believes the candidate to be suitable after an initial evaluation, and will perform a comprehensive background investigation on the candidate. The Governance Committee also may discuss a candidate at multiple meetings and have the candidate meet with members of senior management and the full Board.
Stockholder Nominations and Recommendations
Our By-Laws describe the procedures for stockholders to follow for nominating candidates to our Board. For our 2023 annual meeting of stockholders, stockholders may nominate a candidate for election to our Board by sending written notice to our Corporate Secretary at our principal office, which must be received on or before February 10, 2023, but no earlier than January 11, 2023 (except that if the date of the 2023 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day and 90th day before the date of the 2023 annual meeting or, if the first public announcement of the date of the 2023 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement).
The notice to our Corporate Secretary must contain or be accompanied by the information required by Section 4.13 of our By-Laws, which includes, among other things: (i) the name, age, principal occupation, and business and residence address of each person nominated; (ii) the class and number of shares of our capital stock which are directly or indirectly beneficially owned by each person nominated; (iii) the name and record address of the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our capital stock owned directly or indirectly by the stockholder making the nomination or the beneficial owner, if any, on whose behalf the nomination is made; and (v) a description of any direct or indirect compensation or other material monetary agreements, arrangements or understandings, or any other material relationships (including any familial relationships) between the stockholder giving notice (or the beneficial owner) and the nominee or any respective affiliates, associates or others with whom they are acting, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.com).
In addition to a stockholder’s ability to nominate candidates to serve on our Board as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such

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recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.
Evaluations of Board Performance

The Board recognizes that a constructive board evaluation is a component of good governance practices and promotes board effectiveness. In accordance with our Guidelines of Corporate Governance, the Governance Committee facilitates an annual assessment of each director’s board performance, the performance of the Board as a whole and the performance of each of the Board’s standing committees. The Board and each of its standing committees perform an annual self-assessment as part of the Board evaluation process. As part of this annual assessment, the Board often engages an independent governance consultant to facilitate the assessment process and provide an unbiased perspective on the effectiveness of the Board and its standing committees as well as director performance, board succession planning and board dynamics. The contributions of individual directors were considered by the Governance Committee as part of its determination of whether to recommend their nomination for reelection to our Board.
Compensation and Human Capital Management Committee Interlocks and Insider Participation

Messrs. Muzio (Chair), Conner, Culang and Spiegel and Ms. Lisa Hess served on the Compensation and Human Capital Management Committee at various times during 2021. No director who served on the Compensation and Human Capital Management Committee during 2021: (i) has ever been an officer or employee of Radian or any of its subsidiaries or (ii) had any relationship with Radian or its subsidiaries during 2021 that would require disclosure under Item 404 of the SEC’s Regulation S-K.
During 2021, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of any other entity, one of whose executive officers is or has been a director of Radian or a member of our Compensation and Human Capital Management Committee.
Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding related person transactions. This policy establishes procedures by which the Governance Committee must review certain transactions that could present a conflict of interest based on the interests of the Company and a related party in such transaction. The policy applies to any transaction, other than certain excluded transactions (e.g., compensation arrangements with executive officers or directors that have been approved by the Compensation and Human Capital Management Committee), in which: (i) Radian or any of its subsidiaries was or is to be a participant and (ii) any related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is any of our directors or nominees for director, any of our executive officers, any stockholder known to us to own in excess of 5% of our common stock, and any immediate family member of one of our directors, nominees for director or executive officers. Under the policy, in order for a related person transaction to proceed, it must be reviewed and approved or ratified by our Governance Committee. Our Governance Committee is also responsible for providing ongoing oversight of any related person transaction that continues for a period of time.

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The policy provides that the Governance Committee may approve or ratify a related person transaction (including, if applicable, as modified) only upon affirmatively concluding that the transaction: (i) is on terms no less favorable to the Company than those that could be obtained in arm’s length dealings with an unrelated third party; (ii) is consistent with the applicable independence rules of the SEC and NYSE; and (iii) does not create or otherwise give the impression of a conflict of interest that could result in harm to the Company. If the Governance Committee determines that an existing related person transaction has failed to meet this standard for ratification, the transaction must be unwound promptly unless the Governance Committee further determines that: (i) the transaction was entered into in good faith (i.e., in the absence of fraud and not with the intention of circumventing the pre-approval requirements of our related person transactions policy) and (ii) the risks to the Company of unwinding the transaction outweigh the risks associated with not unwinding the transaction.
Anti-Hedging Policy

Radian’s Insider Trading Policy prohibits all Radian employees, temporary or contract workers and Board members, while employed by or providing services to Radian, from engaging in any form of hedging or monetization transaction that allows a covered person to continue to own Radian securities without taking on the full risks and rewards of such ownership. This general prohibition of speculative transactions specifically includes: (i) short sales of Radian securities and (ii) buying or selling puts or calls of Radian securities. The Insider Trading Policy is available in the Corporate Governance section of Radian’s website (www.radian.com).
Information on Our Website

In addition to our Amended and Restated Certificate of Corporation and our By-Laws, the Corporate Governance section of our website (www.radian.com) includes the following corporate governance materials, any of which are also available in print and free of charge upon request.
Board Committee Charters
Each of the standing committees of our Board operates under a written charter adopted by the full Board upon the recommendation of the Governance Committee. Each committee considers the need for amendments or enhancements to its charter at least annually and more frequently as necessary.
Guidelines of Corporate Governance
Upon the Governance Committee’s recommendation, our Board adopted our Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications for our directors and the relative responsibilities of our Board, its standing committees, our Non-executive Chairman, our Chief Executive Officer and our Corporate Responsibility Officer. The Governance Committee and Board consider the need for amendments or enhancements to our Guidelines of Corporate Governance at least annually and more frequently as necessary.
Code of Conduct and Ethics
Our Code of Conduct and Ethics (the “Code of Conduct”) is binding on all of our employees and directors, and includes a “code of ethics” applicable to our senior executive officers.

Corporate Governance and Board Matters	2022 Proxy Statement 23

Certain provisions of the Code of Conduct also apply to former employees and directors. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct that applies to our Chief Executive Officer, principal financial officer or principal accounting officer or that relates to any element of the SEC’s definition of a “code of ethics.”
Stockholder Communications
We encourage stockholders to freely communicate with management and our Board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our Board. The address is: directors@radian.com. In addition, interested persons may write to the Non-executive Chairman at Radian Group Inc., 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania 19087 or to Edward J. Hoffman, General Counsel and Corporate Secretary, at the same address. This contact information also is available on our website.
Annual Report and Proxy Statement
This proxy statement and our 2021 Annual Report to Stockholders are available at www.radian.com/StockholderReports.
Any updated or amended versions of the items listed above will be posted to our website promptly after adoption. The information contained on our website is not deemed to be incorporated by reference into this proxy statement.

24 2022 Proxy Statement	Corporate Governance and Board Matters

Audit Committee Report

The functions of the Audit Committee are outlined in its charter posted on the Corporate Governance section of our website (www.radian.com) and, as more fully described in the Audit Committee’s charter, include general responsibilities within the categories of oversight, audit and financial reporting, compliance and risk. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of an independent registered public accounting firm to audit our financial statements each year. The committee is also assigned other responsibilities, including, without limitation, to: (i) monitor the independent registered public accounting firm’s independence; (ii) monitor the professional services provided by the independent registered public accounting firm, including pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm in accordance with federal law and the rules and regulations of the SEC; (iii) review audit results with the independent registered public accounting firm; (iv) review and discuss with management and the independent registered public accounting firm our financial statements and other financial disclosures in our filings with the SEC; (v) establish procedures for receiving, retaining and treating complaints regarding our accounting and internal accounting controls or other auditing matters; (vi) review with management, the independent registered public accounting firm and our internal audit department our accounting and reporting principles, practices and policies and the adequacy of our internal control over financial reporting; (vii) provide oversight regarding certain significant risks or exposures facing the Company, including in particular, financial risk exposures, such as the risk of fraud, and legal risk exposures; and (viii) provide oversight with respect to the Company’s compliance with legal and regulatory requirements.
The Audit Committee discusses with the independent registered public accounting firm and the Company’s Chief Audit Executive the overall scope and plans for their respective audits and meets with them, with and without management present, to discuss their respective audits. Further, the Audit Committee meets in separate, executive sessions regularly with management, the independent registered public accounting firm and the Chief Audit Executive to discuss the adequacy and effectiveness of internal accounting and financial controls of the Company. In determining whether to reappoint PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2022, the Audit Committee took into consideration a number of factors, including the length of time PwC had been engaged, PwC’s independence and objectivity, PwC’s capability and expertise, information with respect to audit quality, including recent Public Company Accounting Oversight Board (“PCAOB”) inspection reports of PwC, and the appropriateness of PwC’s fee.
Before the 2021 Annual Report on Form 10-K was filed with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2021 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also discussed with PwC, our independent registered public accounting firm for 2021, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC including, among other things, matters related to the conduct of the audit of our financial statements as well as PwC’s identification and communication of Radian’s critical audit matter in PwC’s report included in the 2021 Annual Report on Form 10-K. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from us.
Based on its reviews and discussions described in this report, the Audit Committee recommended to our Board that our audited financial statements be included in the 2021 Annual Report on Form 10-K for filing with the SEC.

Members of the Audit Committee
Debra Hess (Chair)	Brian D. Montgomery	Lisa Mumford	Gregory V. Serio

Corporate Governance and Board Matters	2022 Proxy Statement 25

Proposal 2 – Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“NEOs”), as disclosed in the “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” section of this proxy statement (“CD&A”) and the accompanying tabular and narrative disclosures. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.
Our executive compensation program is designed under the direction of the Compensation and Human Capital Management Committee of our Board to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with our overall business and strategic objectives. This pay-for-performance philosophy is intended to ensure that our NEOs’ interests are aligned with those of our stockholders, while not encouraging inappropriate actions, including unnecessary or excessive risk taking. We urge you to read the CD&A in its entirety for a discussion regarding our 2021 executive compensation program, including the committee’s application of our pay-for-performance philosophy through:
■Compensation that is heavily weighted towards non-fixed, performance-based pay;
■Competitive base salaries that are independently benchmarked against multiple benchmark reference points;
■Short-term incentive program (“STI”) that is primarily quantitative and tied to robust objectives in furtherance of our strategic plan;
■Long-term incentive program (“LTI”) that is 60% performance based, requiring strong growth in book value to achieve target results;
■Accountability through a strong clawback policy, rigorous stockownership requirements, and a one-year post-vest hold for performance-based equity awards; and
■No problematic pay practices such as excessive perquisites (perquisites generally represent less than 1% of each NEO’s salary); gross-ups for excise taxes; “single-trigger” change of control payments; hedging or other speculative transactions in Radian stock; liberal share recycling under our equity incentive plan; or dividends on unvested equity awards.
Based on our most recent advisory vote at our 2017 annual meeting of stockholders, it is our current policy to conduct an advisory vote on the compensation of our NEOs, or “Say-on-Pay,” on an annual basis. We currently expect the next stockholder vote on how frequently we present Say-on-Pay for stockholder consideration to occur at the 2023 annual meeting of stockholders.
Although the vote on the compensation of our NEOs is advisory and non-binding, our Board values the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation matters. We are asking our stockholders to indicate their support for the compensation of our NEOs by voting “FOR” this proposal and the following resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosures.”

Recommendation
Radian’s Board of Directors recommends a vote “FOR” approval of the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement. Signed proxies will be voted “FOR” approval unless a stockholder gives other instructions on the proxy card.

26 2022 Proxy Statement	Proposal 2 – Advisory Vote to Approve the Compensation of the Company's NEOs

Proposal 3 – Ratification of the Appointment of PricewaterhouseCoopers LLP
Section Table of Contents

General	27
Independent Registered Public Accounting Firm Fees and Services	27
Pre-Approval Policy	28
Recommendation	28
General

The Audit Committee of our Board is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit Committee’s appointment of PwC as our independent registered public accounting firm for 2022 is being submitted to our stockholders for ratification. PwC has been Radian’s independent registered public accounting firm since 2007. The Audit Committee believes that the continued engagement of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. A representative of PwC is expected to attend our Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.
If the stockholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether to retain the firm. Regardless of whether the stockholders ratify the appointment of PwC at the Annual Meeting, the Audit Committee, in its discretion, may retain PwC or select a new independent registered public accounting firm at any time if it determines that doing so would be in the Company’s best interests and those of our stockholders.
Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed for professional services rendered to Radian by PwC for the fiscal years ended December 31, 2021 and December 31, 2020.

Type of Fees	2021	2020
Audit Fees	$3,064,912	$4,212,341
Audit-Related Fees	730,590	530,340
Tax Fees	618,146	457,404
All Other Fees	332,880	2,880
Total	$4,746,528	$5,202,965

Proposal 3 – Ratification of the Appointment of PricewaterhouseCoopers LLP	2022 Proxy Statement 27

For purpose of the above table, in accordance with the SEC’s definitions and rules:
■“Audit Fees” are for professional services for the audit of the financial statements included in our Annual Report on Form 10-K (which includes an audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of our financial statements included in our Quarterly Reports on Form 10-Q, for the review of registration statements filed under the Securities Act of 1933, as amended (the “Securities Act”), and for services that normally are provided in connection with statutory and regulatory filings.
■“Audit-Related Fees” are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” For both 2021 and 2020, these fees relate primarily to SOC (Service Organization Controls) reports, as well as agreed upon procedures performed in connection with our reinsurance transactions.
■“Tax Fees” are for professional services for tax compliance and tax consulting.
■“All Other Fees” are for products and services provided by PwC other than those services reported above. For 2021, these fees primarily relate to consultative reviews of various business functions. For both 2021 and 2020, the fees reported also include licenses for accounting research software.
Pre-Approval Policy

In addition to retaining PwC to audit our consolidated financial statements for 2021, we retained PwC to provide other auditing and advisory services as discussed above. We understand the need for PwC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PwC, our Audit Committee is required to pre-approve all non-audit work performed by PwC in accordance with applicable SEC rules and our pre-approval policy. Under our pre-approval policy, the Audit Committee approves in advance all audit, audit-related, tax, and other services performed by our independent registered public accounting firm. The Audit Committee pre-approves specific categories of services up to pre-established fee thresholds. Unless the type of service has previously been pre-approved, the Audit Committee must approve that specific service before the independent registered public accounting firm may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Audit Committee. The Audit Committee may delegate to the Chair of the Audit Committee pre-approval authority with respect to permitted services, provided that the Chair of the Audit Committee reports any pre-approval decisions to the Audit Committee at its next scheduled meeting. All services and fees provided by PwC and listed in the table above were pre-approved by the Audit Committee in accordance with our pre-approval policy.
The Audit Committee considered the nature and proposed extent of the non-audit services provided by PwC and determined that those services were in compliance with the provision of independent audit services by the firm.

Recommendation
Radian’s Board of Directors recommends a vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as Radian's independent registered public accounting firm for the year ending December 31, 2022. Signed proxies will be voted “FOR” ratification unless a stockholder gives other instructions on the proxy card.

28 2022 Proxy Statement	Proposal 3 – Ratification of the Appointment of PricewaterhouseCoopers LLP

Executive Officers
The following information is provided with respect to each of our current executive officers other than our Chief Executive Officer whose information is set forth under “Proposal 1—Election of Directors.” Our executive officers are appointed by our Board to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

J. Franklin Hall Senior Executive Vice President and Chief Financial Officer Age: 53

Mr. Hall joined Radian in December 2014 and became Radian’s Chief Financial Officer on January 1, 2015. Prior to joining Radian, Mr. Hall served in a number of different roles with First Financial Bancorp, a bank holding company based in Cincinnati, Ohio, including serving as Executive Vice President and Chief Financial Officer from 2005 until 2012, and then as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 2012 until 2013. From December 2006 until April 2010, Mr. Hall was also the President of First Funds, a family of proprietary mutual funds managed by a subsidiary of First Financial Bancorp, and President of First Financial Capital Advisors, a registered investment advisor and subsidiary of First Financial Bancorp. Mr. Hall is currently serving on the Audit, Risk and Compliance Committee of UC Health, a healthcare organization in Cincinnati, Ohio. Mr. Hall began his career at Ernst & Young LLP.

Derek V. Brummer President, Mortgage Age: 51

Mr. Brummer was appointed to his current role in February 2020 and oversees the strategic direction and operations for Radian’s Mortgage businesses, including our mortgage insurance and mortgage risk services businesses. Prior to assuming his current role, Mr. Brummer served as Senior Executive Vice President, Mortgage Insurance and Risk Services, and Executive Vice President, Chief Risk Officer of the Company, and held several positions with Radian Asset Assurance, our former financial guaranty business, which was sold to Assured Guaranty Corp. in April 2015. Prior to joining Radian in 2002, Mr. Brummer was a corporate associate at Allen & Overy LLP, and Cravath, Swaine & Moore LLP, both in New York. Mr. Brummer currently serves as Chairman of the Board of U.S. Mortgage Insurers, a trade group for the private mortgage insurance industry.

Edward J. Hoffman Senior Executive Vice President, General Counsel and Corporate Secretary Age: 48

Mr. Hoffman was appointed General Counsel and Corporate Secretary of Radian in 2008 and Senior Executive Vice President in January 2018. In addition to serving as the Company’s General Counsel and Corporate Secretary, Mr. Hoffman also provides executive oversight for the Company's enterprise risk management and information security functions and has provided executive oversight over other enterprise functions in the past, including our government relations function from 2017 through 2021 and human resources function from 2011 through 2020. Prior to joining Radian in 2005, Mr. Hoffman practiced in the Corporate and Securities Group of Drinker Biddle & Reath LLP in Philadelphia. Mr. Hoffman also currently serves as our Corporate Responsibility Officer.

Executive Officers	2022 Proxy Statement 29

Brien J. McMahon Senior Executive Vice President, Chief Franchise Officer and Co-Head of homegenius Age: 62

Mr. McMahon was appointed to his current role in January 2020 and is responsible for leading Radian’s enterprise-wide sales and co-leading the Company’s homegenius businesses. Mr. McMahon joined Radian in 2010 as Executive Vice President, Chief Franchise Officer. Before joining Radian, Mr. McMahon served as executive vice president for Realogy Franchise Group (“Realogy”), where he directed sales, training and administration for multiple premier real estate brands including: Better Homes and Gardens Real Estate, Century 21 Real Estate LLC, Coldwell Banker, Coldwell Banker Commercial, ERA, and Sotheby’s International Realty. Prior to Realogy, Mr. McMahon served 14 years with PHH US Mortgage in a variety of roles, including senior vice president of national sales.

Eric R. Ray Senior Executive Vice President, Chief Digital Officer and Co-Head of homegenius Age: 60

Mr. Ray joined Radian in 2018 and oversees our enterprise-wide information technology function, while co-leading the Company’s homegenius businesses. Prior to joining Radian, Mr. Ray served in various roles with IBM Corporation (“IBM”) in Armonk, New York from 1983 until 2018. Most recently, Mr. Ray served as IBM’s General Manager, Global Technology Services from 2015 until 2018 and was responsible for the IBM North American technology consulting business, project-based services and enterprise-wide technology offerings. Prior to that, he served as IBM’s General Manager, Global Financial Services Sector from 2009 until 2014 and General Manager, Financial Services Sector from 2007 until 2009. Mr. Ray currently serves on the board of directors of the Mortgage Industry Standards Maintenance Organization, a wholly-owned subsidiary of the Mortgage Bankers Association focused on developing standards for exchanging information and conducting business in the U.S. mortgage finance industry.

Mary C. Dickerson Executive Vice President and Chief People Officer Age: 49

Ms. Dickerson joined Radian in January 2021 and is responsible for all aspects of human resources, facilities and administration at Radian. From 2017 until 2020, Ms. Dickerson served as Executive Vice President, Human Resources at DLL Group, a subsidiary of Rabobank Group, where she worked to build the organization's diverse culture, globally connected workforce and learning and development program, and was responsible for overseeing the company’s global human resources function. Prior to that, she served as Senior Vice President, Human Resources at XL Catlin plc from 2015 until 2017 and Executive Vice President, Human Resources at Accolade Inc. from 2012 through 2015. In her more than two decades of experience leading human resources teams at various organizations, Ms. Dickerson has held various roles for The Hartford, AIG, VisionQuest, Allied Irish Banks, Wawa and Fitzpatrick's Hotel Group.

Robert J. Quigley Executive Vice President, Controller and Chief Accounting Officer Age: 50

Mr. Quigley was appointed to his current role in August 2020, and has served as the Company’s principal accounting officer since November 2018. Mr. Quigley joined Radian in 2009 as Senior Vice President, Assistant Corporate Controller and has also served as Radian’s Senior Vice President, Financial Planning and Analysis during his time with the Company. Prior to joining Radian, Mr. Quigley spent 10 years with Capmark Financial Group, Inc., a global provider of financial services to investors in commercial real estate-related assets, where he held positions of increasing responsibility leading to his appointment as Senior Vice President, Chief Accounting Officer, North America. Mr. Quigley began his career in public accounting and auditing with KPMG US LLP and then Ernst & Young LLP.

30 2022 Proxy Statement	Executive Officers

Beneficial Ownership of Common Stock
Section Table of Contents

Security Ownership of Management	31
Security Ownership of Certain Stockholders	33
Delinquent Section 16(a) Reports	33
Security Ownership of Management

The following table shows all shares of our common stock that were beneficially owned, as of March 14, 2022, by: (i) each of our current directors, nominees for director at the Annual Meeting and our NEOs and (ii) all of our current directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if he or she has the right to acquire them within 60 days of March 14, 2022 (such as by the conversion of stock-settled restricted stock units (“RSUs”) or exercising options).

Name (1)	Shares Beneficially Owned (#) (2)	Percent of Class
Brad L. Conner	15,948	*
Howard B. Culang	249,834	*
Debra Hess	21,716	*
Lisa W. Hess	119,528	*
Brian D. Montgomery	5,507	*
Lisa Mumford	14,643	*
Gaetano J. Muzio	95,899	*
Gregory V. Serio	114,680	*
Noel J. Spiegel	155,526	*
Richard G. Thornberry	636,081	*
Derek V. Brummer	299,829	*
J. Franklin Hall	177,853	*
Edward J. Hoffman	216,536	*
Brien J. McMahon	223,570	*
All current directors and executive officers as a group (17 persons)	2,490,447	1.42%
*Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Exchange Act.
(1)The address of each person listed is c/o Radian Group Inc., 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania, 19087.
(2)Each individual has or is entitled to have within 60 days of March 14, 2022, sole voting or dispositive power with respect to the shares reported as beneficially owned, other than: (i) Mr. Spiegel, whose spouse owns 10,004 of the shares reported as beneficially owned and as to which shares Mr. Spiegel disclaims beneficial ownership and (ii) Mr. Hoffman, who shares voting and dispositive power with his spouse with respect to 19,500 of the shares reported as beneficially owned. In addition to shares owned outright, the amounts reported include:
■Shares of our common stock allocable to our NEOs based on their holdings in the Radian Group Inc. Stock Fund under the Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) as of March 14, 2022.
■Shares that may be acquired within 60 days of March 14, 2022 through the exercise of non-qualified stock options, as follows: Mr. Brummer—48,520 shares; Mr. Hall—20,520 shares; Mr. Hoffman—40,770 shares; and Mr. McMahon—33,770 shares; and all current directors and executive officers as a group—153,940 shares.

Beneficial Ownership of Common Stock	2022 Proxy Statement 31

■Shares that may be acquired within 60 days of March 14, 2022 upon the conversion of stock-settled RSUs awarded to our non-executive directors and executive officers as follows: Mr. Conner—5,986 shares; Mr. Culang—179,460 shares; Ms. Debra Hess—11,754 shares; Ms. Lisa Hess—119,528 shares; Mr. Montgomery—5,507 shares; Ms. Mumford— 5,986 shares; Mr. Muzio—90,899 shares; Mr. Serio—104,718 shares; Mr. Spiegel—125,514 shares; Mr. Thornberry—335,713 shares; Mr. Brummer—79,641 shares; Mr. Hall—64,482 shares; Mr. Hoffman—64,494 shares; Mr. McMahon—82,800 shares; and all current directors and executive officers as a group—1,344,131 shares.
▪For our directors, the amounts referenced above include shares payable upon: (1) the vesting of time-based RSUs issued in 2021; (2) the conversion of vested RSUs for which conversion remains subject to a director’s departure from the Board; and (3) for those directors who are or will be eligible to retire within 60 days of March 14, 2022, the conversion of unvested RSUs for which conversion remains subject to a director’s departure from the Board. For Ms. Lisa Hess and Mr. Muzio, excludes 15,948 and 23,781 RSUs, respectively, that have been deferred pursuant to the Radian Voluntary Deferred Compensation Plan For Directors.
▪For our executive officers, the amounts referenced above include shares payable upon: (1) the vesting of time-based RSUs and (2) the conversion of vested RSUs subject to a one-year post vest hold.
■Shares that may be issued within 60 days of March 14, 2022 upon the conversion of phantom stock awards granted to Mr. Culang—62,324 shares; and all current directors and executive officers as a group—62,324 shares. All phantom stock awards granted to Mr. Culang are vested and will be converted into shares of our common stock upon his departure from our Board.

32 2022 Proxy Statement	Beneficial Ownership of Common Stock

Security Ownership of Certain Stockholders

The following table provides information concerning the beneficial ownership of our common stock by the only persons shown by our records or the SEC’s public records as beneficially owning more than 5% of our common stock. For purposes of determining the existence and identity of, and the amount of common stock owned by, any stockholder, we rely on filings of Schedules 13D and 13G with the SEC as of any date, subject to our actual knowledge of the ownership of our common stock.

Name and Business Address	Shares Beneficially Owned (#)	Percent of Class*
The Vanguard Group (1) 100 Vanguard Blvd. Malvern, PA 19355	16,913,965	9.43%
FMR LLC (2) 245 Summer Street Boston, MA 02210	16,121,580	8.99%
BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	14,783,537	8.20%
*Based on shares of common stock outstanding at December 31, 2021.
(1)Based on a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group reports that it has sole dispositive power with respect to 16,579,565 shares, shared dispositive power with respect to 334,400 shares and shared voting power with respect to 177,551 shares. These shares are beneficially owned by funds and accounts managed by The Vanguard Group, Inc. and its subsidiaries.
(2)Based on a Schedule 13G/A filed with the SEC on February 9, 2022. These securities are beneficially owned by FMR LLC and various investment management subsidiaries and affiliates of FMR LLC. FMR LLC reports that it has sole dispositive power with respect to 16,121,580 shares and sole voting power with respect to 2,174,085 shares. Members of the Johnson family, including Abigail P. Johnson, a Director, Chairman and the Chief Executive Officer of FMR LLC, may be deemed to control FMR LLC.
(3)Based on a Schedule 13G/A filed with the SEC on January 31, 2022, BlackRock, Inc. reports that it has sole dispositive power with respect to 14,783,537 shares and sole voting power with respect to 9,633,884 shares. These shares are beneficially owned by funds and accounts managed by BlackRock, Inc. and its subsidiaries.
Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to us. Based on our review of the copies of the reports we have received, and written representations received from our executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made during 2021 were made on a timely basis except: one Form 4 for Mr. Montgomery, which was filed late and reported an annual director equity grant that was made to him in connection with rejoining our Board.

Beneficial Ownership of Common Stock	2022 Proxy Statement 33

Compensation of Executive Officers and Directors
Section Table of Contents
Compensation Discussion and Analysis

The following CD&A includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events and are not a guarantee of future performance. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Cautionary Note Regarding Forward-Looking Statements—Safe Harbor Provisions and the Risk Factors detailed in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of this CD&A. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.
In this CD&A, we discuss the executive compensation program for our NEOs, including our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers. For 2021, our NEOs were as follows.

Our Named Executive Officers*
Richard G. Thornberry Chief Executive Officer (principal executive officer)	J. Franklin Hall Senior EVP, Chief Financial Officer (principal financial officer)	Derek V. Brummer President, Mortgage	Edward J. Hoffman Senior EVP, General Counsel and Corporate Secretary	Brien J. McMahon Senior EVP, Chief Franchise Officer and Co-Head of homegenius
*Please see “Executive Officers” above for additional information regarding our NEOs.

34 2022 Proxy Statement	Compensation of Executive Officers and Directors

I. Compensation Principles and Objectives
Our executive compensation program is designed under the direction of the Compensation and Human Capital Management Committee of our Board (the “Committee”) to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with our overall business and strategic objectives. This pay-for-performance philosophy is intended to ensure that our NEOs’ interests are aligned with those of our stockholders, while not encouraging inappropriate actions, including unnecessary or excessive risk taking. The Committee has developed a set of principles and objectives to guide decisions about how to compensate executive officers appropriately for their contributions toward achieving our strategic, operational and financial objectives. Specifically, the Committee believes our executive compensation program should:
■Support the execution of our business strategy and performance, taking into consideration our ESG-related initiatives and objectives;
■Focus executives on long-term performance that aligns with stockholders’ interests;
■Maintain an appropriate balance between short-term and long-term compensation, while weighting total compensation in favor of longer-term variable pay;
■Manage risk with appropriate protections and controls;
■Maintain pay practices that are externally competitive and reasonable; and
■Remain flexible to respond to changes in our businesses, strategies and current market developments.

Compensation of Executive Officers and Directors	2022 Proxy Statement 35

II. Executive Summary
As background for the discussion that follows, we provide the following highlights regarding our 2021 performance and the 2021 compensation program for our NEOs.
OUR 2021 FINANCIAL PERFORMANCE

$600.7 million Net Income

53% increase compared to net income of $393.6 million in 2020. Our 2020 results were negatively impacted by the high level of defaults resulting from borrowers entering COVID-19 related mortgage forbearance programs
		17.8 million Shares Repurchased $104.4 million Dividends Declared	Purchased $399.1 million or 17.8 million shares of our common stock and declared $104.4 million in dividends in 2021 after increasing our dividend 12% to $0.14 per share in May 2021
$3.16 Diluted Net Income Per Share	58% increase compared to diluted net income per share of $2.00 in 2020	$91.8 billion New Insurance Written (“NIW”)	Represents the second highest annual volume of NIW in our 45-year history
$3.15 Adjusted Diluted Net Operating Income Per Share (1)	81% increase compared to adjusted diluted net operating income per share of $1.74 in 2020	$246.0 billion Primary Insurance in Force (“IIF”)
Maintained our sizable mortgage insurance portfolio in 2021 (IIF remained flat compared to $246.1 billion as of December 31, 2020) despite heavy turnover in our portfolio due to a high level of mortgage refinance activity

$149.1 million homegenius Revenue	45% increase compared to $102.4 million in 2020	$24.28 Book Value per Share	9% increase compared to $22.36 as of December 31, 2020
14.1% Return on Average Equity	50% increase compared to a 9.4% return on average equity in 2020	$604.9 million Available Holding Company Liquidity

Continued to maintain a strong level of liquidity following use of $502.4 million in 2021 for share repurchases and dividend payments. Availability holding company liquidity as of December 31, 2021 does not include a $500 million return of capital paid from Radian Guaranty to our holding company in February 2022

14.2% Projected Return on PMIERs Capital on 2021 NIW	Maintained strong projected returns on the NIW we wrote in a highly competitive pricing environment	$2.1 billion PMIERs Excess Available Assets (2)	Compared to $1.3 billion as of December 31, 2020
(1)Adjusted diluted net operating income per share is a non-GAAP financial measure. See pages 79 through 81 of our Annual Report on Form 10-K for the year ended December 31, 2021, for definitions of our non-GAAP financial measures, including a reconciliation of the most comparable GAAP measure of diluted net income per share to our non-GAAP financial measure of adjusted diluted net operating income per share.
(2)Represents Radian Guaranty’s excess of Available Assets over its Minimum Required Assets (each as defined in the Private Mortgage Insurance Eligibility Guidelines (“PMIERs”)), calculated in accordance with the PMIERs financial requirements in effect for each date shown.
For a discussion regarding our 2021 strategic performance, see “—IV. Primary Components of Compensation—B. SHORT-TERM INCENTIVE PROGRAM—2021 STI ANALYSIS — 2021 STI CORPORATE FUNDING LEVEL—Strategic Objectives.”

36 2022 Proxy Statement	Compensation of Executive Officers and Directors

OUR 2021 COMPENSATION PROGRAM

86% of Chief Executive Officer's Total Compensation is Non-Fixed, Variable Pay
Fixed compensation continues to represent a limited portion of our NEOs’ total compensation. Base salary represented only 14% of Mr. Thornberry’s 2021 total target compensation and, on average, only 23% of the total target compensation for our other NEOs. The remaining target compensation of our NEOs was tied to, and is contingent upon, Company and individual performance
	100% Independence	All members of the Committee are fully independent and the Committee engages a fully independent compensation consultant to support NEO compensation
	100% Accountability	We impose a strong compensation clawback policy in the event of a material restatement of the Company’s financial results and for other reasons

88% 2021 Average STI Award for NEOs as Compared to Maximum Payout
The Committee recognized the exceptionally strong performance by our NEOs in 2021, which drove an 81% increase in adjusted diluted net operating income per share compared to 2020, the second highest level of flow NIW written in our history, a 45% increase in homegenius revenues compared to 2020 and great progress against our strategic objectives as discussed in more detail in “—IV. Primary Components of Compensation—B. SHORT-TERM INCENTIVE PROGRAM—2021 STI ANALYSIS — 2021 STI CORPORATE FUNDING LEVEL—Strategic Objectives”
72% Average 10-year Chief Executive Officer STI Award as Compared to Maximum Payout
STI awards have consistently demonstrated a strong correlation between pay and performance

60% of 2021 LTI Awards are Performance Based
2021 LTI awards provide for a meaningful payout only if we produce strong growth in book value. For 60% of each NEO’s total LTI award, the Company must achieve at least a 30% increase in LTI Book Value per Share (as defined below) over the performance period for the NEO to be eligible to receive an award at target
		7x Base Salary Stock Ownership Requirement for Chief Executive Officer 2.5x Base Salary Stock Ownership Requirement for Other NEOs	We Require: ▪Rigorous stock ownership requirements ▪Share retention, including a one-year post-vest hold for performance-based equity awards ▪A “double-trigger” for payments upon a change of control

25% Weighting for Human Capital Management under Strategic Objectives	For our 2021 STI program, the Committee included Human Capital Management as a new, standalone strategic priority. In doing so, the Committee reinforced our commitment to supporting our employees and ensuring that we continue to make progress in developing as a diverse, equitable and inclusive One Radian community and team	Zero Problematic Pay Practices
We Do Not:
▪Provide excessive perquisites
▪Provide gross-ups for excise taxes
▪Allow hedging or other speculative transactions in Radian stock
▪Provide for liberal share recycling under our equity incentive plan
▪Pay dividends on unvested equity awards (dividends are accrued until awards have vested)

Compensation of Executive Officers and Directors	2022 Proxy Statement 37

III. Compensation Process and Oversight
A. COMMITTEE PROCESS AND ROLE
The Committee provides direction and oversight for our compensation and human resources programs, processes and functions. The Committee is supported by our Chief People Officer (“CPO”), who serves as a liaison to the Committee. The Committee has the sole authority to engage and terminate consulting firms and legal counsel as it deems appropriate to advise it and the Board with respect to executive compensation and human resources matters, including the sole authority to approve the compensation and other terms related to their engagement. The Committee currently retains Korn Ferry as its sole independent compensation consultant. Korn Ferry provides compensation advisory services to the Committee relating to the compensation of executive officers and non-executive directors. Generally, these services include advising the Committee on the principal aspects of our compensation programs and evolving industry practices and providing market information, risk assessments and other analyses regarding our program design and incentive plan practices, including our Chief Executive Officer performance assessment process. Other than this work, Korn Ferry performs no services for the Company. The Committee chair approves the payment of all work performed by the independent compensation consultant for the Company, and the Committee annually reviews the independence and performance of Korn Ferry. The Committee also engages, from time to time, external legal counsel to provide legal advice in connection with executive compensation matters. In 2021, the Committee assessed the independence of Korn Ferry and the Committee’s primary external counsel and concluded that the work performed by these advisors does not raise any conflict of interest. For a complete discussion of the responsibilities delegated by our Board to the Committee, please see the Committee charter, which is available on our website at www.radian.com.
B. CONSIDERATION OF STOCKHOLDER INPUT REGARDING OUR EXECUTIVE COMPENSATION PROGRAM
As part of our commitment to engage with our investors, management frequently meets with stockholders to discuss matters of significance to them, including our executive compensation program. These meetings are conducted in the ordinary course of business regardless of the level of stockholder support we receive for our executive compensation program in any given year. In addition, to the extent stockholders indicate a concern with respect to any aspects of our executive compensation program (through negative say-on-pay votes or otherwise), management will seek to identify those stockholders and better understand their concerns. This may occur as part of our solicitation efforts in connection with our annual meeting of stockholders or by other means.
Through our stockholder engagement process, we learn about our stockholders’ voting considerations, influences and processes, as well as their perspectives and priorities with respect to executive compensation, human capital management and other matters, including their perspectives on ESG and how our programs are designed to support our corporate purpose. Management shares this information with the Committee and with the Governance Committee of the Board, as relevant, and our Board committees regularly report to the full Board. Management and the Committee consider the outcome of our most recent say-on-pay vote and the information we learn from our solicitation and outreach efforts in designing our executive compensation program each year. At our 2021 Annual Meeting of Stockholders, approximately 95% of the votes cast were voted in support of our executive compensation program. We very much appreciate this support from our stockholders.
C. SETTING COMPENSATION
To set compensation for the NEOs, we utilize different compensation tools, including external benchmarking, internal equity, and wealth accumulation analyses. These collectively represent our “primary compensation tools” for establishing appropriate compensation levels for our NEOs. In addition, when evaluating a NEO’s compensation, the Committee typically will assess the NEO’s overall performance, skill sets, experience and current and potential future career path within the Company. For the compensation of the NEOs other than the Chief Executive Officer, the main participants in our compensation process are the Committee, its independent compensation consultant and two

38 2022 Proxy Statement	Compensation of Executive Officers and Directors

members of management—the Chief Executive Officer and the CPO. The Committee has ultimate authority over compensation decisions for the NEOs other than the Chief Executive Officer. The process for establishing the compensation of our NEOs other than the Chief Executive Officer is as follows.
We believe that management’s participation in the compensation process is critical to an equitable program that is effective in motivating our NEOs, and to ensure that the process appropriately reflects our pay-for-performance culture, current strategies and our focus on risk management. Our NEOs annually develop a set of shared performance goals and associated metrics, which are predominantly based on the Company’s annual operating plan that is approved by our Board, including those annual objectives that are intended to further drive our long-term strategic vision. In addition, each NEO develops a set of individual performance goals and presents them to the Chief Executive Officer, who reviews and adjusts them, as necessary, and then presents them to the Committee. These shared and individual performance goals and metrics serve as the primary basis for determining a NEO’s STI award. The process for assessing performance against these objectives is discussed in greater detail below. See “—IV. Primary Components of Compensation—B. SHORT-TERM INCENTIVE PROGRAM.”
With respect to the Chief Executive Officer, the independent directors of our Board have the ultimate authority over compensation decisions. The process for establishing the compensation of our Chief Executive Officer is as follows.
BENCHMARKING COMPENSATION
We consider external benchmarking to be an important analytical tool to help us establish competitive points of reference for evaluating executive compensation. We benchmark each executive officer position annually and, if necessary, when a search for a new executive officer position is undertaken. It has been our practice to collaborate with the Committee’s independent compensation consultant in this process to apply a consistent and disciplined approach in the preparation of the benchmarking methodology, philosophy and analysis.
For 2021 compensation, we benchmarked each of the primary components of our 2021 compensation program, as well as the 2021 total target cash and direct compensation for each NEO, against external market reference points. In

Compensation of Executive Officers and Directors	2022 Proxy Statement 39

benchmarking a NEO’s total target cash compensation, we consider base salary plus cash-based short-term incentives. Total target direct compensation consists of target cash compensation plus the annualized accounting value of long-term incentives. To the extent information was available, our NEOs’ compensation was benchmarked against similarly situated executive positions at other companies using one or all of the following three reference points (collectively referred to as the “benchmark references”), as appropriate.
Primary Compensation Peer Group. On an annual basis, the independent compensation consultant supports management in preparing, and the Committee reviews and approves, a group of peer companies to serve as the primary compensation peer group that is relevant for evaluating executive officer compensation. For 2021 benchmarking, the Committee determined not to make any changes to the peer group established for benchmarking 2020 compensation, concluding that the following peer group remained the most appropriate for evaluating our executive officer compensation.
2021 Peer Group

2021 Peer	Mortgage Insurance Competitor	Real Estate and Other Competitor	List Radian as a Peer	Business
Assured Guaranty Ltd.		X	X	Insurance & Other Real Estate Services
Arch Capital Group Ltd.	X		X	Mortgage Insurance
Black Knight, Inc.		X		Mortgage & Real Estate Services
CoreLogic, Inc.		X	X	Mortgage & Real Estate Services
Essent Group Ltd.	X		X	Mortgage Insurance
First American Financial Corporation		X		Title & Other Real Estate Services
Genworth Financial, Inc.	X		X	Mortgage Insurance
MGIC Investment Corporation	X		X	Mortgage Insurance
Mr. Cooper Group, Inc.		X	X	Mortgage Servicing & Lending
NMI Holdings, Inc.	X		X	Mortgage Insurance
Old Republic International Corporation		X		Title & Other Real Estate Services
PennyMac Financial Services, Inc.		X	X	Mortgage Servicing & Lending
Stewart Information Services Corp.		X	X	Title & Other Real Estate Services

(In millions)	2021 Peer Median (1)	Radian (1)
Revenue	$1,762	$1,527
Market Cap	$3,364	$2,823
(1)Determined as of August 2020 in connection with the Committee's assessment of our Primary Compensation Peer Group for benchmarking 2021 compensation.
We believe the companies included within our 2021 primary compensation peer group were appropriate to consider in evaluating our NEOs’ 2021 compensation based on the following.
■In most cases, the roles and responsibilities of our NEOs were sufficiently similar to the equivalent executive positions within the primary compensation peer companies;
■These peers represented our primary competition for talent; and
■We considered each of these peers to be a primary competitor of our Mortgage or homegenius businesses or otherwise to have significant operations in the mortgage and real estate industry.
Third parties such as proxy advisory institutions establish peer groups for the Company for the purpose of assessing the Company’s relative performance and compensation. The Committee reviews these peer groups in the ordinary course but does not utilize these peer groups for the purpose of evaluating our NEOs’ compensation and the Company’s

40 2022 Proxy Statement	Compensation of Executive Officers and Directors

performance, mainly because the Committee believes the primary compensation peer group approved by the Committee represents the most appropriate compensation peer group for the Company for the reasons discussed above.
Financial Services and General Industry Reference Points. Because we compete for talent in markets other than those in which we compete for business, we also use broader financial services and general industry compensation reference points.
For benchmarking 2021 compensation, the financial services data and the general industry data were compiled by Willis Towers Watson, an independent third-party, from 225 organizations that participate in Willis Towers Watson’s Financial Services Executive Compensation Database (Financial Services) and from 931 organizations across a range of industries that participate in Willis Towers Watson’s General Industry Executive Compensation Database (General Industry).
For these two benchmark references, we used pre-established subsets of companies contained in the databases of Willis Towers Watson, so that we compared our NEOs’ compensation to that of companies of reasonably similar size to us. The subsets were based on standard revenue ranges that are provided in published compensation surveys. We did not select or have any influence over the companies that participated in these surveys, and we were not made aware of the companies that constituted these reference points. The subset of companies we used consists of a broad array of companies in the financial services industry, including property/casualty insurance, life/health insurance, and investment, brokerage and retail and commercial bank organizations. The financial services data was focused on companies with assets of less than $5 billion and revenues of less than $2 billion, while the general industry data was composed of companies with revenues of less than $3 billion.
We use benchmarking to identify a competitive compensation range for each executive officer position. From a quantitative perspective, we generally consider an executive officer’s compensation to be market competitive if it is within a 15% range of the median of the applicable benchmark references. However, because executive officer roles and responsibilities often vary within the industries in which we participate and in the broader financial services segment, our benchmarking process is tailored for each executive officer position with an emphasis on benchmark data for comparable positions and, in particular, comparable positions in our primary compensation peer group, if available. For each executive officer, the Committee may use one or more of the three benchmark references or, in some cases, a subset of the primary compensation peer group depending on its judgment concerning the comparability of executive officer roles to these benchmark references. As a result, the Committee’s assessment of market competitiveness, in addition to the quantifiable benchmark data, may take into consideration other factors such as the scale and scope of the companies as well as specific roles against which our executive officer positions are being compared and the potential market demand for such positions.
For each of the NEOs, the results of the benchmarking conducted by the independent compensation consultant in November 2020 for the purpose of setting 2021 total target direct compensation (expressed as a percentile of the benchmarked group) were as follows.

Executive Officer	Primary Compensation Peer Group Reference Point	Financial Services Reference Point	General Industry Reference Point
Mr. Thornberry	Below 50th	Between 50th and 75th	Between 50th and 75th
Mr. Hall	Below 50th	Between 50th and 75th	Between 50th and 75th
Mr. Brummer	Below 50th	Above 75th	Between 50th and 75th
Mr. Hoffman	Between 50th and 75th	Above 75th	Above 75th
Mr. McMahon	N/A (1)	Above 75th	Above 75th
(1)    Positions within the relevant benchmarked group were not sufficiently similar to the NEO’s role to provide an appropriate benchmark for compensation evaluation purposes.
As our benchmarking process for 2021 illustrates, while the Committee considers benchmarking a valuable reference point for assessing the competitiveness of the NEOs’ compensation, the Committee does not set compensation for the NEOs to adhere strictly to any specific benchmarked reference point.

Compensation of Executive Officers and Directors	2022 Proxy Statement 41

INTERNAL EQUITY
While external benchmarking is important in assessing the overall competitiveness of our executive compensation program, we believe that our compensation program must also be internally consistent and equitable to reflect an executive’s responsibilities and contributions to value creation and to ensure teamwork and coordination across the organization. As a result, in addition to benchmarking, our Chief Executive Officer and the Committee have sought to achieve internal equity among our executive officer group, as appropriate, when setting the components of compensation.
For 2021 compensation, the Committee compared the compensation for each NEO (other than the Chief Executive Officer) against his peers in the executive officer group, making changes as appropriate to preserve internal equity among these executive officers. Although we monitor the difference in pay between the Chief Executive Officer and the other executive officers, given the uniqueness of the Chief Executive Officer position and the breadth of his responsibilities, we do not perform a formal internal equity analysis of the Chief Executive Officer relative to other executive officer positions.
WEALTH ACCUMULATION
The Committee regularly reviews “total reward” tally sheets for each of the NEOs and considers the current value and potential future value of existing equity awards as factors in evaluating a NEO’s compensation.
IV. Primary Components of Compensation
Our executive compensation program provides a balanced mix of pay through three primary components, as highlighted by our NEOs’ pay mix discussed below. The following charts highlight, for the Chief Executive Officer and our other NEOs, the percentage of 2021 total target compensation that was attributable to each primary component of compensation (average of each component for the other NEOs). The information presented is based on components of compensation at target, and therefore is not directly comparable to amounts set forth in the 2021 Summary Compensation Table.
Chief Executive Officer and NEO 2021 Compensation

CEO's Percentage of Total Target Compensation

Base Salary (1) 14%
Short-Term Incentive Target (2) 29%
Long-Term Incentive Target (3) 57%
At Risk: 86%

Other NEOs' Average Percentage of Total Target Compensation

Base Salary (1) 23%
Short-Term Incentive Target (2) 24%
Long-Term Incentive Target (3) 53%
At Risk: 77%

(1) Base Salary
■Established to provide a competitive level of compensation for day-to-day performance of job responsibilities

(2) Short-Term Incentive
■100% performance-based, ensuring that a significant portion of annual compensation is at risk
■Performance metrics designed to incent achievement of short-term corporate and individual performance goals that are critical to our strategic plan

(3) Long-Term Incentive
■Designed to drive sustained business performance, encourage retention, and align NEOs' interests with stockholders’ long-term interests through time-based and performance-based RSUs
■Performance-based RSU awards (60% of LTI) are payable in stock and only if performance targets are met, while time-based RSU awards (40% of LTI) vest in equal installments over three years

42 2022 Proxy Statement	Compensation of Executive Officers and Directors

A. BASE SALARY
Base salaries are paid to executive officers to provide them with a competitive level of compensation for the day-to-day performance of their job responsibilities. As discussed above, base salaries for the NEOs primarily are established based on competitive market compensation data and internal equity. The salary for each NEO was increased for 2021 primarily to improve competitiveness against the primary compensation peer group used for 2021 compensation benchmarking. See “—III. Compensation Process and Oversight—C. SETTING COMPENSATION—BENCHMARKING COMPENSATION” above for more information on the benchmarking process.
The following table provides the 2021 and current base salaries for each of the NEOs.

Executive Officer	2021 Base Salary	2022 Base Salary (1)
Mr. Thornberry	$1,000,000	$1,000,000
Mr. Hall	$475,000	$500,000
Mr. Brummer	$525,000	$575,000
Mr. Hoffman	$475,000	$500,000
Mr. McMahon	$450,000	$475,000
(1)The salary for each of the NEOs other than Mr. Thornberry was increased for 2022 primarily to continue to improve competitiveness against the primary compensation peer group and to reflect additional responsibilities for certain NEOs.
B. SHORT-TERM INCENTIVE PROGRAM
This discussion refers to the 2021 performance objectives for the Company and the NEOs as well as to the Company’s and NEOs’ actual 2021 performance results. These objectives and results are disclosed in the limited context of our compensation programs. We specifically caution investors not to apply these statements to other contexts.
OVERVIEW OF ANNUAL PROGRAM DESIGN
Each year, the Committee brings a fresh perspective to designing our STI program, with a primary focus on creating a program that appropriately motivates the NEOs to achieve those financial and strategic objectives that are critical to driving long-term value for our stockholders. In designing the STI program each year, the Committee is guided by the following principles.
■Metrics should align with and support our strategic plan, taking into consideration our ESG initiatives and objectives;
■Metrics should be appropriately tailored to drive long-term value creation, and should not incent excessive risk-taking;
■STI metrics should not overlap with LTI metrics;
■To ensure a continuity of focus, significant year-to-year changes should be avoided, unless changes are necessary to align our compensation programs with changing business needs and priorities;
■Unnecessary complexity should be avoided wherever possible to increase transparency and a line-of-sight for the NEOs and others; and
■Discretion should be limited and used only where necessary.
The Committee (or the independent directors in the case of the Chief Executive Officer) retains ultimate authority with respect to amounts awarded to the NEOs under the STI Plan. The NEOs’ STI awards are determined based on the Company’s financial and strategic performance over the performance period (represented by the “STI Corporate Funding Level” discussed below) and each NEO’s performance against their individual performance goals. See “—III.

Compensation of Executive Officers and Directors	2022 Proxy Statement 43

Compensation Process and Oversight—C. SETTING COMPENSATION” above for a discussion of how each NEO’s individual performance objectives are established.
As discussed below for 2021 STI awards, each year, the Committee approves the STI Corporate Funding Level based on the NEOs’ collective performance against a shared set of financial and strategic goals approved by the Committee. The STI Corporate Funding Level serves as a baseline payout level for the NEOs’ STI awards, and therefore, is the primary consideration for the amount to be awarded to each NEO. However, the amount of STI ultimately awarded to each NEO is determined based on how the NEO performs against the NEO’s individual performance objectives. The Chief Executive Officer initially makes this determination for each of the other NEOs based on an evaluation of the performance of each NEO and recommends an STI award for each NEO to the Committee for its consideration and ultimate determination. For the Chief Executive Officer, the Board conducts a performance review of the Chief Executive Officer, and based on this assessment, the Committee recommends an STI award for the Chief Executive Officer to the independent directors. The Committee or the independent directors may weigh each NEO’s performance differently in light of the NEO’s role, giving appropriate consideration to the degree to which each NEO impacted our performance and contributed to the STI Corporate Funding Level. Based on this assessment, the Committee or the independent directors may, depending on the circumstances, award the NEO an STI award at a level relative to the NEO’s target that is different than the STI Corporate Funding Level. See “—2021 STI ANALYSIS—2021 STI PAYOUTS FOR NEOs” below for more information.
2021 STI ANALYSIS — 2021 STI CORPORATE FUNDING LEVEL
For 2021, the STI Corporate Funding Level for the NEOs’ STI awards was determined based on the Committee’s assessment of the Company’s performance against a shared set of financial and strategic performance metrics and objectives. As compared to the 2020 STI program, the Committee made the following changes to the 2021 STI program.
■The Committee further incented the NEOs to grow our homegenius business by including homegenius revenues as a new financial performance metric and weighting it at 15% of our combined financial performance results. The Committee adjusted the weightings for Adjusted Diluted Net Operating Earnings Per Share (“EPS”) and NIW Volume to 45% and 40%, respectively, of our financial performance results (from 50% and 25%, respectively, in 2020).
■The Committee combined Returns on Required Capital on NIW and NIW Volume into one performance metric, by repositioning Returns on Required Capital on NIW as a qualifier to our NIW Volume performance metric rather than as a standalone metric. By making this change, the Committee recognized that this combined financial metric (i.e., NIW volume qualified by returns) best represented how to reinforce that the value of NIW we produce depends not only on volume, but also on the returns on required capital that we expect to achieve on this NIW. Further, by combining these formerly separate metrics into one metric, the Committee was able to maintain a limited number of financial performance metrics under the STI program, and therefore, avoid introducing further plan complexity.
■The Committee included Human Capital Management as a new strategic objective, reinforcing that our Company’s success depends on the individual and collective strength of our employees. The Committee assigned equal weightings of 25% to this objective and each of our other strategic objectives for 2021.

44 2022 Proxy Statement	Compensation of Executive Officers and Directors

Financial Performance Metrics
The following table highlights: (i) the 2021 metrics with corresponding targets and weightings; (ii) the Company’s actual performance against these targets; and (iii) the percentage payout for each area of performance.

Performance Area and Weighting	Metric	2021 Performance Level (1)					2021	Metric	% of
		Threshold	Target: Low End	Target	Target: High End	Maximum	Result	Weighting	Target Achievement
Financial Performance Metrics (70% Weighting)	Adjusted Diluted Net Operating EPS	$1.37	$1.98	$2.20	$2.28	$2.48	$3.15	45%	200%
	NIW Volume (2)	$55B	$70B	$75B	$80B	$85B	$93B	40%	200%
	homegenius revenue	$100M	$125M	$150M	$175M	$200M	$149M	15%	100%

Achievement Prior to Plan Permitted Discretionary Adjustment									185%
Plan Permitted Discretionary Adjustment (3):									-7.5%
Final Achievement of Financial Performance Metrics:									178%
Weighted Achievement of Financial Performance Objectives (178% x 70%):									124%
(1)Measured quantitatively, with performance relative to target resulting in the following funding levels: at or below Threshold = 0%; Target Low End = 90%; Target = 100%; Target High End = 110%; at or above Maximum = 200%. Funding percentages are interpolated for results between the referenced funding levels.
(2)NIW Volume includes both NIW written through traditional execution (typically loan-by-loan or “flow”-based execution) and non-traditional mortgage executions such as our participation in the GSEs’ credit risk transfer transactions. To ensure that we remained focused on producing high value NIW, for the 2021 STI program, the Committee instituted an automatic adjustment feature for NIW Volume such that if our projected returns on NIW (“NIW Returns”) were below 13%, the percentage of target achievement for NIW Volume would be adjusted downward based on a linear scale factor (down to 0.6 for NIW Returns of 9%) of the pre-adjusted result. NIW Returns below 9% would yield an adjusted NIW Achievement result of 0. NIW Returns were calculated as the after-tax, unlevered projected return on current required PMIERs capital for 2021 NIW, calculated by giving effect to: (i) projected investment income on 2021 NIW; (ii) risk distribution (including reinsurance and capital market executions such as ILNs) that was in effect at the time the 2021 NIW was originated; and (iii) a 21% statutory tax rate. For 2021, our NIW Returns were 14.2%, and therefore, no adjustment was made to the percentage of target achievement for NIW Volume (200%).
(3)For the financial performance metrics, within the parameters of the annual STI program design structure, the Committee has discretion to adjust the quantitative results negatively or positively by up to 15%, primarily to reflect factors impacting results that were not contemplated at the time targets were established. For 2021, the Committee used this structural program discretion to reduce our quantitative performance results by 7.5% to account for the unplanned positive impact on our Adjusted Diluted Net Operating EPS resulting from favorable reserve developments on existing mortgage defaults in our mortgage insurance portfolio. As discussed on pages 111 to 112 of our Annual Report on Form 10-K for the year ended December 31, 2021, our reserves represent our best estimate of future claim payments at the time such reserves are established. Numerous factors can result in changes to our estimates, and we reevaluate our reserves quarterly and make adjustments to our reserves, as necessary, to reflect our updated best estimates. We do not project future potential adjustments to our reserves, and as a result, the targets utilized for Adjusted Diluted Net Operating EPS are based on our reserve estimates at the time that our annual financial plan was approved. For 2021, positive credit trends in our mortgage insurance portfolio throughout 2021 resulted in existing mortgage defaults, most of which are the result of loans participating in COVID-19 mortgage forbearance programs, curing default at a higher rate than previously estimated, and therefore, requiring a smaller overall reserve.

Compensation of Executive Officers and Directors	2022 Proxy Statement 45

Adjusted Diluted Net Operating EPS (200% Achievement)
Measured as (A) adjusted pretax operating income attributable to common stockholders, net of taxes computed using the Company’s statutory tax rate, divided by (B) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding.
On a consolidated basis, adjusted pretax operating income and adjusted diluted net operating income per share are non-GAAP financial measures. See pages 79 to 81 of our 2021 Form 10-K for definitions of our non-GAAP financial measures including reconciliations of the most comparable GAAP measures of consolidated pretax income and diluted net income per share to our non-GAAP financial measures of adjusted pretax operating income and adjusted diluted net operating income per share.

2021 Target Setting
The target for 2021 STI ($2.20 per share) represented a 26% increase over our 2020 actual performance of $1.74 per share.
For 2021, while we expected general improvement over our 2020 performance, which was significantly impacted by the large number of mortgage defaults resulting from borrowers entering into COVID-19 related mortgage forbearance programs, our 2021 target was particularly challenging given: (i) the ongoing uncertainty presented by the pandemic, including whether borrowers in mortgage forbearance programs would resume making their mortgage payments; (ii) the anticipated high level of cancellations of our mortgage insurance due to borrowers taking advantage of historically low interest rates by refinancing their loans; and (iii) the ambitious growth targets we established for our homegenius business.
In evaluating our performance under the 2021 STI program, the Committee applied a 7.5% negative adjustment to our financial performance results primarily due to our improving outlook for mortgage defaults from prior periods, particularly those loans in COVID-19 mortgage forbearance programs, which resulted in a reduction in our mortgage insurance reserves in 2021.

Value Achieved on NIW — NIW Volume (200% Achievement)
Measured as new, traditional mortgage insurance written and the NIW equivalent of new insurance written through non-traditional mortgage executions such as our participation in the GSEs credit risk transfer transactions.

2021 Target Setting
NIW targets for any particular year are not directly comparable to actual NIW performance in the immediately prior year given that NIW expectations largely are reset each year based on the projected size and composition of the mortgage market, among other variables.
The NIW target for 2021 STI ($75 billion) represented a 30% decrease compared to our 2020 actual performance of $107 billion, which was the largest annual NIW in our history. Our target for 2021 NIW was established primarily based on: (i) the projected size of the mortgage market (using an average of estimates from the Mortgage Bankers Association, Fannie Mae and Freddie Mac), which projected a decrease in total mortgage originations; (ii) our estimate of the private mortgage insurance industry’s share of the mortgage origination market (i.e., the use of private mortgage insurance as compared to FHA or other forms of credit enhancement); and (iii) our projection regarding our market share, taking into consideration competition in the mortgage insurance industry and our strategic focus on writing only NIW that we viewed as generating an acceptable level of economic value.

homegenius Revenue — homegenius revenue (100% Achievement)
Measured as the amount of total revenues for our homegenius reportable segment.
2021 Target Setting
The target for 2021 STI of $150 million represented a 47% increase compared to our 2020 actual performance of $102.0 million. Our 2021 revenue target for homegenius was particularly challenging in light of: (i) the ambitious level of growth we were seeking to achieve while in the process of developing and launching many new innovative, but complex, products and services; and (ii) the ongoing uncertainty created by the COVID-19 pandemic environment that could continue to negatively impact areas of our homegenius business such as our Real Estate Owned (REO) management business.

46 2022 Proxy Statement	Compensation of Executive Officers and Directors

Strategic Objectives
Strategic objectives are measured qualitatively, taking into consideration the various factors that influence our NEOs’ decision-making throughout the performance period. The following tables highlight: (i) the strategic performance metrics and their weightings and (ii) the percentage payout achieved for each performance metric.

Performance Area and Weighting	Metric	Metric Weighting	% of Target Achievement
Strategic Objectives (30% Weighting)	Strategic Execution	25%	125%
	Risk Management	25%	125%
	Capital and Liquidity	25%	125%
	Human Capital Management	25%	150%

Achievement of Strategic Objectives:			131%
Weighted Achievement of Strategic Objectives (131% x 30%):			39%

Strategic Execution (125% Achievement)
Defined as execution of the Company’s strategic plan to grow and diversify the Company’s Mortgage and homegenius businesses through innovative business models that leverage the power of “One Radian” and the exponential value of operating excellence.

Performance Rationale: We Successfully Executed our Strategy to Grow, Diversify and Digitally Transform our Businesses

We Continued to Grow our Real Estate Market Presence and Capabilities
We grew our homegenius revenues by 45% in 2021, with strong momentum in our Title business, including the launch of titlegenius, a direct-to-consumer online title platform, and strong customer growth in our centralized refinance title business where we grew our volume by 73% year over year. As reported during our June homegenius Investor Day, we are positioning homegenius for the future, and made significant progress in 2021 by further developing our various “genius” technology products to be offered through our real estate brokerage, RedBell LLC, including “geneuity,” a smart workflow platform for real estate agents, and “geniusprice,” an innovative property intelligence platform that leverages photo imaging and AI to provide property valuations. To drive awareness of these products and services, in 2021, we developed homegenius.com, a web-portal for our homegenius products and services, and officially launched the site in 2022.

We Embraced Technology to Enhance the User Experience and Drive Process Efficiencies
We continued to prioritize digital transformation across our businesses, and in addition to our homegenius developments discussed above, we implemented robotic process automation within our customer care function, enhanced our mortgage insurance pricing technology to enable more strategic risk-based pricing, and completed the technical architectural design for a mortgage decisioning tool to improve operating efficiencies throughout our Mortgage business. We also increased the capabilities of our employee resource technology to improve our employee performance management processes, encourage training and regularly emphasize our One Radian Corporate Values.

Compensation of Executive Officers and Directors	2022 Proxy Statement 47

Risk Management (125% Achievement)
Defined as ensuring the Company maintains comprehensive enterprise risk management, including credit, operational, underwriting, and counterparty risk/return discipline based on sound data and analytics, with an emphasis on risk culture, positive economic value, compliance and long-term profitability.

Performance Rationale: We Successfully Maintained our Focus on Risk Management

We Continued to Drive Economic Value in our Mortgage Insurance Portfolio and Enhance our Risk Analytics
In our Mortgage business, we wrote the second highest level of NIW in our history, while using our RADAR Rates pricing platform to quickly respond to the changing economic and competitive environment and to more precisely target loans that we believe present the highest economic value opportunities. For our existing insured portfolio (which represented an area of significant risk heading into 2021 given the large number of defaulted loans that were scheduled to exit mortgage forbearance programs) credit trends improved throughout 2021, with defaulted loans “curing” default status at a rate of 31% in the fourth quarter of 2021 compared to 28% in the fourth quarter of 2020. We believe these favorable credit trends, which positively impacted our financial performance in 2021, were influenced by our increased oversight over loan and loan servicing performance through enhancements to our mortgage risk analytics function, including improvements in our customer and servicer segmentation process and reporting, loss mitigation data sharing and reporting, and our quality control monitoring and reporting.

We Continued to Drive a Culture of Risk Management
At our core, we are a risk management company, and our focus on areas of potential risk extends beyond our insured portfolios. In 2021, we expanded our vendor due diligence function, enhanced our data governance and overall information management processes, improved our information classification policy, evolved how we monitor and test material models used in our businesses and continued to develop and improve our information security practices, policies and tools.

Capital and Liquidity Management (125% Achievement)
Defined as optimizing our capital and liquidity to achieve strategic objectives by ensuring ongoing compliance with PMIERs, increasing our financial flexibility and aligning our credit ratings with our business objectives.

Performance Rationale: We Successfully Managed our Capital and Liquidity Positions

We Improved our Capital and Liquidity Positions
We further enhanced Radian Guaranty’s capital position in 2022 by distributing risk through two mortgage insurance-linked note (“ILN”) transactions providing approximately $982 million of reinsurance coverage, representing our largest risk distribution year ever through ILN execution, and resulting in 73% of our mortgage insurance portfolio being covered by some form of risk distribution as of the end of 2021. Primarily as a result of this risk distribution, we grew Radian Guaranty’s PMIERs excess Available Assets to $2.1 billion as of December 31, 2021, which positioned Radian Guaranty to execute a $500 million return of capital to our holding company in the first quarter of 2022, upon receipt of approval from the Pennsylvania Insurance Department. With respect to liquidity, after returning $103.3 million through dividend payments to stockholders in 2021 (discussed below), we continued to maintain $604.9 million in available liquidity at the end of 2021. In addition, in November 2021, we further bolstered our liquidity position by executing a new $275 million five-year revolving credit facility.

We Remained Focused on Returning Value to Stockholders
We resumed our share repurchase activity in 2021, purchasing 17.8 million shares of our outstanding common stock for $399.1 million including commissions, and in May 2021, we increased our quarterly dividend significantly to $0.14 per share. We maintained our dividend throughout the pandemic, declaring $104.4 million in dividends to stockholders in 2021.

48 2022 Proxy Statement	Compensation of Executive Officers and Directors

Human Capital Management (150% Achievement)
Defined as maximizing the power of our One Radian team by enhancing and celebrating our inclusiveness and diversity, developing our talent for future success, fostering a culture based on our values and mission and utilizing data and analytics to adapt for the future.

Performance Rationale: We Successfully Enhanced our Employees Well-Being and Development

We Kept our Employees Safe and Engaged
As the COVID-19 pandemic and government responses to it continued to evolve, we maintained and supported a work-from-home model for our entire workforce except for a small and highly dedicated group of essential, in-person workers. For these essential in-person workers, we enhanced our safety and well-being protocols, including regular COVID-19 testing. We continued to strengthen our employee communications and engagement channels, further revised our benefits programs, and focused on our employees’ mental well-being through frequent surveys, the launch of a new @Radian intranet, town-halls and weekly Chief Executive Officer communications. We introduced an additional “COVID wellness” paid day-off and developed support packages and lines of communication for employees who were impacted by COVID-19.

We Focused on Talent Recruitment and Development
We refined our talent development and recruiting strategies in 2021 to increase our pay transparency and emphasized our focus on enhancing diversity, ultimately hiring 526 positions nationwide, with 68% of our 2021 new hires being women and 41% being people of color. We completed comprehensive talent reviews and development and succession plans for leaders throughout Radian, while also conducting a complete “span and layer” organizational effectiveness assessment to ensure our leaders are well supported and have appropriate paths to further develop. To complement these efforts, we implemented a voluntary employee retirement plan in 2021 to improve our business resiliency and to benefit those individuals who have dedicated their professional careers to Radian and who are ready to explore new life journeys. These employees have been encouraged to join our new Radian Alumni Network that we launched in 2021 to continue to spread our One Radian culture and message beyond our Company “walls.”

We Increased our Efforts to Ensure that All of our Employees Feel Included and Part of One Radian
To be our best, everyone within our Company must feel included and must be treated equally as part of a diverse One Radian team. In 2021, we made further progress in implementing our diversity, equity and inclusion (“DEI”) program and culture. We delivered DEI training to all employees at Radian, launched our third employee resource group – Vibrant Crossroads, hosted allyship discussions and week of understanding inclusion forums, completed a comprehensive pay equity analysis, publicly disclosed our Equal Employment Opportunity Report and instituted a requirement that all employees must include a DEI goal as part of their 2022 objectives.

Total 2021 STI Corporate Funding Level
The STI Corporate Funding Level for the 2021 STI awards was derived based on the combined percentages achieved for the financial performance metrics and strategic performance objectives, weighted 70% and 30%, respectively. As described above regarding 2021 performance against the metrics, the 2021 STI Corporate Funding Level was calculated as follows.

2021 STI Corporate Funding Level (as a percent of target)
Financial Performance Objectives	+	Strategic Performance Objectives	=	STI Corporate Funding Level
178% x 70% = 124%		131% x 30% = 39%		164%

Compensation of Executive Officers and Directors	2022 Proxy Statement 49

2021 STI ANALYSIS — 2021 STI PAYOUTS FOR NEOs
The amount of STI awarded to a NEO is based on the NEO’s achievement of specified performance goals for the applicable year. Corporate and business unit/departmental goals are established each year in the context of our annual business planning process and are approved by our Board. Using these objectives, individual performance goals are established by each NEO and adjusted and approved by the Chief Executive Officer and reviewed with the Committee (or approved by the independent directors in the case of the Chief Executive Officer), as discussed in “—III. Compensation Process and Oversight—C. SETTING COMPENSATION” above. By tying the STI award to our annual operating plan, the Committee aims to ensure accountability, focus and alignment throughout the Company with respect to those matters determined to be most critical to driving long-term stockholder value.
At the end of each performance year, each NEO (other than the Chief Executive Officer) provides a performance self-assessment to the Chief Executive Officer, and the Chief Executive Officer provides a similar self-assessment to the Committee, in each case including their level of attainment of the specified performance goals. The Chief Executive Officer reviews the performance of each of the other NEOs against their respective performance goals and makes specific recommendations to the Committee regarding the amount of STI, if any, to be awarded. Maximum achievement can result in an STI award of up to 200% of the target amount, while performance below expectations can result in a below-target award or no award.
The following tables set forth, for each NEO: (i) the maximum amount that could have been awarded under the STI Plan for 2021 STI performance; (ii) the NEO’s target 2021 STI award; (iii) the total amount actually awarded to the NEO based on 2021 STI performance; and (iv) individual performance highlights for each NEO supporting their 2021 STI award relative to the STI Corporate Funding Level.
2021 STI Awards

Name	2021 Maximum STI Award	2021 Target STI Award	2021 Total Amount Awarded	2021 Total Amount Awarded (% of Target)*
Mr. Thornberry	$4,000,000	$2,000,000	$3,600,000	180%
Mr. Hall	$950,000	$475,000	$830,000	175%
Mr. Brummer	$1,350,000	$675,000	$1,215,000	180%
Mr. Hoffman	$950,000	$475,000	$830,000	175%
Mr. McMahon	$900,000	$450,000	$765,000	170%
* Differences in percentage payout of target for NEOs is the result of rounding of award amounts.

50 2022 Proxy Statement	Compensation of Executive Officers and Directors

2021 Individual Performance Highlights

Mr. Thornberry - Performance Highlights

Mr. Thornberry received an award 10% above the 2021 STI Corporate Funding Level based on his support for our DEI initiatives and leadership in overseeing:
■The Company’s drive to achieve strong operating results and the successful execution of our strategic priorities to grow and diversify the Company's Mortgage and homegenius businesses through innovative, customer-centric business models;
■The achievement of $93 billion of NIW at a projected return on capital of 14.2% in a highly competitive mortgage insurance environment, which was accomplished by him driving a disciplined and balanced focus on economic value, pricing analytics and strategy, and customer relationships;
■The continued development of our One Radian brand value and the effective use of our enterprise sales and marketing model, including digital channel utilization, to expand the distribution of market awareness of our products and services;
■The growth of our centralized refinance title volume by 73% year-over-year, including his efforts to add “blue chip” customers and expand our share of existing customer relationships through excellent service and competitive pricing;
■The effective execution across numerous important capital and liquidity activities, including securing reinsurance through ILN transactions in 2021 to enhance Radian Guaranty's PMIERs capital position and to reduce the overall risk profile of our Mortgage business, maintaining a strong holding company liquidity position while returning $502.4 million in capital to stockholders through share repurchases and dividend payments, and establishing a new five-year revolving credit facility;
■The maintenance of the safety and engagement of our employees during the continuing COVID-19 pandemic environment, including by supporting a predominantly virtual working environment, focusing on leadership presence, strong cross-functional communication and collaboration and business continuity; and
■Efforts to improve our strong social fabric, including our corporate culture and the engagement of our employees, to maximize organizational performance consistent with our core values. He accomplished this through expanded execution of our DEI and ESG initiatives, transparent and frequent communication and dialogue with employees, enhanced internal transparency of our performance and clear management accountability, improvements to our performance management processes, successful recruiting efforts, enhancements to our benefits, enhancements to our talent and succession planning processes, and support of a rapidly changing and highly competitive compensation environment.
See “—II. Executive Summary—OUR 2021 FINANCIAL PERFORMANCE” and “—IV. Primary Components of Compensation—B. SHORT-TERM INCENTIVE PROGRAM—2021 STI ANALYSIS—2021 STI CORPORATE FUNDING LEVEL” for additional information regarding our performance.

Mr. Hall - Performance Highlights

Mr. Hall received an award 7% above the 2021 STI Corporate Funding Level based on his support for our DEI initiatives and leadership in overseeing:
■The successful management of our capital and liquidity positions, including obtaining reinsurance through execution of two ILN transactions in 2021 to enhance Radian Guaranty’s PMIERs capital position and to reduce the overall risk profile of our Mortgage business, as well as maintaining a strong holding company liquidity position, including the implementation of a new five-year $275 million revolving credit facility, while returning $502.4 million in capital to stockholders through share repurchases and dividend payments;
■The initiation of a comprehensive analysis of our Procurement and Vendor Management departments and development of a plan to drive efficiencies and enhanced control over expense management;
■Our investor relations activities, including hosting a first-ever investor day for our homegenius segment and enhancing the number and effectiveness of investor meetings;
■Enhancements to the Company's model governance and data management policies; and
■The further support and development of strong internal controls across the enterprise.

Compensation of Executive Officers and Directors	2022 Proxy Statement 51

Mr. Brummer - Performance Highlights

Mr. Brummer received an award 10% above the 2021 STI Corporate Funding Level based on his support for our DEI initiatives and leadership in overseeing:
■The successful achievement of our 2021 Mortgage business plan, including $93 billion of NIW (24% above plan) at a projected return on capital of 14.2% in a highly competitive mortgage insurance environment, which was accomplished through a strategic transition of our Mortgage business pricing and sales strategies, including enhancements to customer management, automation, technology, and data analytics to drive results;
■Improved operational efficiency across all areas in our Mortgage business by leveraging data, analytics and technology to drive process improvements and automation, increase productivity, and effectively manage expenses. His efforts in these areas led to the Mortgage business achieving all of its service level targets in 2021, including maintaining underwriting resource capacity utilization at or above 80% throughout the year;
■Evaluation and execution of risk distribution and risk commutation strategies and transactions, including two successfully structured, marketed and executed ILNs, which produced our largest issuance year to date with respect to this form of risk distribution; and
■Continued compliance with PMIERs, including all reporting, calculation and forecasting requirements, and ensuring that all policies and procedures were maintained and followed.

Mr. Hoffman - Performance Highlights

Mr. Hoffman received an award 7% above the 2021 STI Corporate Funding Level based on his support for our DEI initiatives and leadership in overseeing:
■Legal support for the strategic growth of homegenius. Mr. Hoffman assisted in the development and launch of several “genius” real estate services products that required negotiated technology arrangements and intellectual property considerations, new public disclosures and the navigation of complex contractual and regulatory matters, including compliance with state regulatory requirements for real estate brokerages and contracts with Multiple Listing Services (MLSs) pursuant to which our real estate brokerage receives its data feeds. Mr. Hoffman also contributed to the growth and expansion of our Title business by obtaining new licensing, implementing creative solutions for operationalizing the business in new markets, ensuring new products were sold and marketed appropriately, establishing a new consumer complaint process, and increasing overall client connectivity;
■Expansion of the Company's enterprise compliance program to match the growing and changing nature of the Company’s business;
■Our government relations function by coordinating the Company's advocacy efforts with respect to various critical issues potentially impacting our businesses and prospects, such as GSE capital requirements and business practices, continuing COVID relief provisions for impacted borrowers, and access and affordability for low-to-moderate income borrowers; and
■Various governance-related matters for the Company, including supporting the Company's Board of Directors in implementing a Chair succession process and transition and conducting a successful 2021 Annual Meeting.

Mr. McMahon - Performance Highlights

Mr. McMahon received an award 4% above the 2021 STI Corporate Funding Level based on his support for our DEI initiatives and leadership in overseeing:
■Enterprise sales efforts to achieve $93 billion in NIW, the second highest level of volume in our history, and a 45% year-over-year growth in our homegenius revenues to $149 million, including a 73% year-over-year increase in centralized refinance title orders and development of a strong sales pipeline of title customers going into 2022. Mr. McMahon achieved these results while repositioning our Sales teams to be more efficient and targeted given evolving market dynamics, including the competitive pricing environment in our Mortgage business;
■The launch of titlegenius, a direct-to-consumer online title platform; and
■The repositioning of homegenius for the future, including development of our various “genius” technology products to be offered through our real estate brokerage, RedBell LLC, including “geneuity,” a smart workflow platform for real estate agents, and “geniusprice,” an innovative property intelligence platform that leverages photo imaging and AI to provide property valuations. To drive awareness of these products and services, in 2021, Mr. McMahon supported the development of homegenius.com, a web-portal for our homegenius products and services, which was officially launched in 2022.

52 2022 Proxy Statement	Compensation of Executive Officers and Directors

C. LONG-TERM INCENTIVE PROGRAM
Each year, in designing the annual LTI awards for the NEOs, the Committee reviews and assesses the types of awards that would best complement our existing LTI program to enhance long-term stockholder value. As part of its assessment, the Committee considers, among other things, the following factors:
■Whether the awards will effectively motivate the NEOs to achieve rigorous, performance-based objectives in line with our long-term strategic vision for the Company;
■Whether the awards will remain motivational and retentive through various economic cycles;
■The potential financial, accounting and tax impact of the awards;
■Whether the award objectives will be clear to the NEOs, stockholders and other constituencies;
■The potential impact of the awards on risk behavior; and
■Input from our stockholders with respect to the form and performance metrics for our awards.
Because LTI awards represent such a significant portion of our NEOs’ total target compensation, a failure to achieve our long-term objectives will have a meaningful, negative effect on our NEOs’ realized pay. For example, the performance-based RSUs granted to our NEOs in 2014 and 2015 resulted in a 4% and 0% payout at the end of their three-year performance periods in 2017 and 2018, respectively. Because these performance-based RSUs represented between 56% and 55% of the 2014 and 2015 total target compensation for the Chief Executive Officer, respectively, and between 42% and 40% of such compensation on average, respectively, for our other NEOs who received these grants, realized pay for these NEOs was well below target compensation for these years. The following table illustrates, for the most recent five years, the payout levels (as a percentage of target payout) of our NEOs’ performance-based LTI awards following the conclusion of the three-year performance period in the years presented.
Performance-Based LTI Payout Levels

Compensation of Executive Officers and Directors	2022 Proxy Statement 53

LTI AWARDS GRANTED IN 2021
For 2021, the Committee granted annual LTI awards to our NEOs comprising the following: (i) performance-based restricted stock units that will vest based on growth in our “LTI Book Value per Share” (as defined below) over a three-year performance period (the “BV RSUs”); and (ii) time-based restricted stock units that will vest over three years in pro rata installments (“Time-Based RSUs”). The Committee chose these LTI components to:
■Focus our NEOs on driving growth in our book value, which more than any other performance metric, best reflects our ultimate success in executing upon our strategic plan; and
■Ensure that the annual LTI awards continue to include a retention component through various business and economic cycles.
The Committee chose the mix of time-based and performance-based awards to ensure the award was predominantly performance-based, but also to ensure that a meaningful number of RSUs would vest annually for our NEOs, creating an on-going retention element to our LTI program that would persist through various business and economic cycles.
2021 PERFORMANCE-BASED RSUs
The 2021 BV RSUs will vest on May 15, 2024, subject to the attainment of specified performance goals, as well as certain conditions described below under “—Termination of Employment Events.” Each vested BV RSU will be payable in one share of the Company’s common stock.

3-Year LTI Book Value per Share Growth (1)		BV Performance Level (1) (% of BV RSU Target)
≥40%		200%
30%		100%
<10%	(2)	0%
(1)If the Company’s cumulative growth in LTI Book Value per Share falls between two referenced percentages, the BV Performance Level will be interpolated.
(2)If the Company’s cumulative growth in LTI Book Value per Share is less than 10%, the BV Performance Level will be zero, and accordingly, no BV RSUs would vest.
On the vesting date, each NEO will become vested in a number of BV RSUs (from 0% to 200% of his BV RSU target, the “BV Performance Level”) based on how the Company’s cumulative growth in LTI Book Value per Share (as defined below) over a three-year performance period from March 31, 2021 through March 31, 2024 compares to the reference points in the table above.
The Company’s “LTI Book Value per Share” is defined as: (A) book value, adjusted to exclude: (1) accumulated other comprehensive income and (2) the impact, if any, during the three-year performance period from declared dividends on common shares and dividend equivalents on outstanding equity awards; divided by (B) basic shares of common stock outstanding. The Company’s LTI Book Value per Share as of March 31, 2021 was $22.14. The following chart illustrates the cumulative growth performance measures under the BV RSUs, expressed in terms of the Company’s LTI Book Value per share.

54 2022 Proxy Statement	Compensation of Executive Officers and Directors

2021 Performance-Based RSUs Book Value Per Share Growth Measures beginning 3/31/2021
The BV RSUs include a one-year holding period after vesting, such that the vested BV RSUs will not be convertible into shares (other than shares withheld to pay taxes due at vesting) until the one-year anniversary of the vesting date of the BV RSUs. However, as set forth in the applicable grant instrument, the post-vesting holding period will not apply in certain circumstances, such as: (i) the executive’s death or disability; (ii) an Involuntary Termination (as defined below) in connection with a change of control before the end of the performance period; or (iii) the occurrence of a change of control after the end of the performance period.
The treatment of the BV RSU awards upon the occurrence of certain employment termination events is described under “—Termination of Employment Events” below, and the BV RSU awards provide for “double trigger” vesting in the event of a change of control. In the event of a change of control of the Company before the end of the three-year performance period, absent an Involuntary Termination (as defined below), the BV RSUs will become vested at the end of the three-year performance period in an amount equal to the projected BV Performance Level for the full performance period, estimated as of the end of the fiscal quarter immediately prior to the change of control (the “CoC Performance Level”).
NEOs are entitled to receive dividend equivalents on their BV RSU awards as described below under “—DIVIDENDS ON LTI AWARDS.”
2021 TIME-BASED RSUs
The Time-Based RSUs are scheduled to vest in pro rata installments on each of the first three anniversaries of the grant date (i.e., May 15, 2022, May 15, 2023 and May 15, 2024), as long as the NEO is an employee of Radian on the vesting date.
The treatment of the Time-Based RSUs upon the occurrence of certain employment termination events is described under “—Termination of Employment Events” below. NEOs are entitled to receive dividend equivalents on their Time-Based RSU awards as described below under “—DIVIDENDS ON LTI AWARDS.”

Compensation of Executive Officers and Directors	2022 Proxy Statement 55

TERMINATION OF EMPLOYMENT EVENTS
Generally, the 2021 LTI awards would be treated as follows if the NEO’s employment is terminated for the following reasons.

Termination Event	BV RSUs	Time-Based RSUs
Voluntary Termination	All unvested BV RSUs are forfeited	All unvested Time-Based RSUs are forfeited
Involuntary Termination* (No Change of Control)
■Except as set forth below, the target number of BV RSUs will be prorated for the number of months served between the grant date and date of termination, with vesting occurring on the original vesting date at the BV Performance Level
■If terminated within six months of the grant date, the BV RSUs will be forfeited
■If terminated during the six-months prior to the original vesting date, the target BV RSUs will not be prorated (NEO is eligible for full value of award)

■If terminated on or before the first anniversary of the grant date, 33% of the Time-Based RSUs will automatically vest, and the remaining Time-Based RSUs will be forfeited
■If terminated after the first anniversary of the grant date, any unvested Time-Based RSUs will automatically vest on the date of termination

Involuntary Termination* (Occurring 90 Days Before or Within One Year After Change of Control)	Accelerate vesting of BV RSUs as of the termination date (or, if later, on the date of the Change of Control) at the CoC Performance Level	Accelerate vesting of Time-Based RSUs in full on the termination date (or, if later, on the date of the Change of Control)
Death / Disability	Accelerate vesting of BV RSUs as of the date of death or disability at the BV RSU Target or, if a change of control has occurred, at the CoC Performance Level	Accelerate vesting of Time-Based RSUs in full on date of death or disability
Retirement	BV RSUs are not forfeited and vest on the original vesting date at the BV Performance Level or, if a change of control has occurred, at the CoC Performance Level	Accelerate vesting of Time-Based RSUs in full on retirement date
*An “Involuntary Termination” is generally defined as a termination of the NEO’s employment by the Company other than for “cause” or an executive’s termination of employment for “good reason.”
The 2021 LTI awards include a provision that prohibits the NEO from competing with the Company and from soliciting the Company’s employees or customers for the “Restricted Period” (a period of 18 months with respect to Mr. Thornberry and a period of 12 months for each of the other NEOs) following termination of the NEO’s employment for any reason.
DIVIDENDS ON LTI AWARDS
NEOs are entitled to receive dividend equivalents on their 2021 LTI awards. In general, the 2021 LTI awards provide that upon the declaration and payment by the Company of a cash dividend on its common stock, each NEO will be entitled to receive a cash amount equal to the per-share cash dividend paid by the Company (a “Dividend Equivalent”), multiplied by the total number of BV RSUs and Time-Based RSUs subject to such award, with the number of BV RSUs initially measured at target and adjusted at vesting based on performance under the award. Any dividend equivalents credited to a 2021 LTI award are subject to the same vesting, payment, forfeiture and other terms and conditions as the related award, including, as it relates to the BV RSUs, the requirement that certain specified performance conditions be met.

56 2022 Proxy Statement	Compensation of Executive Officers and Directors

dividend equivalents will accrue on unvested 2021 LTI awards in a non-interest bearing book account and will not be paid to the NEOs prior to vesting of the 2021 LTI awards. Unless the 2021 LTI award is otherwise deferred under a deferred compensation plan, such dividend equivalents, as adjusted to take into account achievement of the applicable performance goals with respect to the BV RSUs, will be paid when the 2021 LTI awards vest. If the underlying 2021 LTI awards are forfeited, all related dividend equivalents will be forfeited. With respect to the BV RSUs, which are subject to a one-year holding period after vesting, dividend equivalents will be paid following the vesting of the BV RSUs when dividends are paid on the underlying common stock of the Company.
STOCK OWNERSHIP
Consistent with our compensation philosophy, we believe that executive management, including the NEOs, should have a significant equity investment in the Company to further align their interests and actions with the long-term interests of our stockholders.
Under our stock ownership guidelines, within three years of being designated an executive officer, Mr. Thornberry and the other NEOs are required to hold shares with a minimum aggregate market value equal to 7 times base salary and 2.5 times base salary, respectively. In addition, since 2016, performance-based RSUs granted to the NEOs include a one-year, post-vesting share retention period applicable to all NEOs.
As of December 31, 2021, each of our NEOs was in compliance with our stock ownership guidelines. A NEO’s failure to comply with the guidelines will be considered by the Committee in determining subsequent equity compensation awards to the NEO, including potentially reducing or eliminating future equity awards and making awards otherwise paid in cash, such as STI awards, payable in stock and subject to these guidelines. Willful or intentional violations may also be considered “cause” for purposes of termination from employment.
V. Other Compensation
In addition to the primary components of their compensation, the NEOs receive additional compensation through their participation in our benefit plans as well as, to a very limited extent, through perquisites.
A. RETIREMENT COMPENSATION
We are committed to providing all of the Company’s employees with competitive benefits that make sense for their financial security.
SAVINGS PLAN
The Savings Plan serves as the primary retirement savings plan for the NEOs and other employees. The Savings Plan, among other things, provides for quarterly matching contributions by Radian equal to 100% of employee contributions (up to 6% of eligible pay for 2021). Each of the NEOs participated in the Savings Plan in 2021.
BENEFIT RESTORATION PLAN
We maintain the Radian Group Inc. Benefit Restoration Plan (“BRP”) to provide additional retirement benefits to our employees who are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by

Compensation of Executive Officers and Directors	2022 Proxy Statement 57

applicable IRS limits on eligible compensation. We believe the BRP is an appropriate plan for employees and stockholders for the following reasons.
■Participation is predominately based on compensation earned rather than an employee’s title or position. All employees whose eligible pay exceeds the IRS compensation limit ($290,000 for 2021) are eligible to participate in the BRP in the same year in which they exceed the IRS limit. The Company makes annual contributions to each participant’s account based on eligible compensation;
■The same formula for calculating benefits under the BRP is used for all participants, creating alignment throughout the organization; and
■In determining benefits under the BRP, bonus and commissions will affect a participant’s contribution only for the year in which they occur. As a result, compensation in one year is not locked into the benefit formula going forward.
B. DEFERRED COMPENSATION
We maintain a voluntary deferred compensation plan for the Company’s executive officers. The deferred compensation plan allows executive officers to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of cash received under their STI awards and the shares associated with the vesting of RSUs. Deferring cash compensation allows executive officers to invest such amounts during the deferral period. The deferred compensation program complies with the requirements of applicable IRS regulations. See “Nonqualified Deferred Compensation” below.
C. PERQUISITES
In the ordinary course, perquisites generally represent an immaterial component of our NEOs’ compensation. In 2021, Mr. Thornberry received no perquisites, and the perquisites for each of our other NEOs represented less than 1% of total salary.
VI. Severance Agreements
The Committee believes that maintaining severance arrangements is a necessary means for recruiting, motivating and retaining executive officers in the competitive industries in which we participate. We want our NEOs’ sole focus to be on our business and the interests of our stockholders. Further, we believe it is important to be transparent with respect to amounts that the NEOs could receive in the event of their termination. We believe our existing severance agreements, including the benefits provided, are consistent with, and in some cases more conservative than, current market practice.
The Committee regularly evaluates the ongoing need for severance agreements for the NEOs. We have designed and implemented a termination pay strategy for the Company with the primary purposes of:
■Responsibly tailoring termination payment levels based on current market standards;
■Providing clarity regarding future potential severance payments to the NEOs;
■Applying a consistent approach to severance among the Company’s executive officers;
■Imposing certain restrictive covenants that are important to the Company; and
■Avoiding excessive payouts on an executive officer’s termination in connection with a change of control of the Company.

58 2022 Proxy Statement	Compensation of Executive Officers and Directors

Consistent with these objectives, we have put in place for each of the NEOs a consistent and reasonable approach to severance. In general, our current agreements provide for a multiple of the sum of the NEO’s base salary and target incentive award under our STI Plan (two times for Mr. Thornberry and 1.5 times for all other NEOs) as well as a pro-rated target STI incentive award for the year of termination. Under these agreements, there is no accelerated or enhanced payment in the event of a change of control absent termination of employment and no gross-up for taxes.
See “Potential Payments upon Termination of Employment or Change of Control” below for a detailed discussion, including a quantification of, potential payments to the NEOs in connection with a termination event.
VII. Compliance with Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) precludes deduction for compensation paid to our executive officers in excess of $1.0 million (other than with respect to certain grandfathered arrangements that were in place on November 2, 2017 and that were not later modified in any respect). Certain performance-based RSUs that were previously granted to our NEOs are grandfathered for Section 162(m) purposes and are eligible for Section 162(m) transition relief. While the Committee continues to consider tax deductibility in structuring compensation paid to executive officers, the primary goals of our executive compensation program are to attract, incentivize and retain key employees and align pay with performance. The Committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.
VIII. Anti-Hedging, Clawbacks and Pledging of Securities
Our Code of Conduct specifically prohibits our employees and directors from engaging in all forms of speculative transactions in Radian securities. Please see “Corporate Governance and Board Matters—Anti-Hedging Policy” for additional information. The Board has also adopted a clawback policy that:
(1)requires the Committee to seek recoupment of incentive compensation in the event of a material restatement of the Company’s financial results; and
(2)authorizes the Committee, in its discretion, to seek recoupment in the event of a determination that the level of achievement of an objectively quantifiable financial performance measure or goal was materially overstated.
The clawback policy applies to the Company’s executive officers under Section 16 of the Exchange Act (including the NEOs) and any other officer who engaged in fraud or other misconduct in connection with a restatement or overstatement. The clawback policy covers all incentive compensation paid to an officer during the three-year period preceding the restatement or overstatement.
Compensation and Human Capital Management Committee Report

The Compensation and Human Capital Management Committee of our Board has reviewed the “Compensation Discussion and Analysis” section included above and discussed that analysis with our management. Based on its review and discussions with management, the Committee has recommended to our Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2021. This report is provided by the following independent directors, who constitute the Committee.

Members of the Compensation and Human Capital Management Committee
Gaetano J. Muzio (Chair)	Brad L. Conner	Lisa W. Hess	Noel J. Spiegel

Compensation of Executive Officers and Directors	2022 Proxy Statement 59

Director Compensation

Each year, the Committee reviews and discusses the form and amount of our non-executive director compensation. As part of this process, the Committee engages the Committee’s independent compensation consultant to perform an annual analysis of the competitive positioning of our director compensation program and to suggest changes, as necessary. In evaluating director compensation, the Committee is guided by the following principles:
■director compensation should be in proportion to the amount of work required of directors in companies of a comparable size and/or complexity to that of the Company, and in light of the current business environment;
■directors’ interests should be aligned with the long-term interests of our stockholders;
■the structure of the compensation should be transparent so that it can be easily understood by our stockholders; and
■compensation should be consistent with director independence.
Guided by these principles, the Committee annually assesses whether changes should be made to our non-executive director compensation, and if the Committee determines such changes to be appropriate, the Committee then recommends such changes to our full Board for consideration and approval. In September 2021, upon the Committee’s recommendation, the Board approved changes to our non-executive director compensation program to improve the competitiveness of such compensation compared to the Company’s primary compensation peer group and to continue to shift the overall mix in compensation to a greater percentage of equity compensation. The following table shows each component of our non-executive director compensation program prior to, and after, the 2021 changes to our non-executive director compensation structure.

	Prior Compensation (1)	Current Compensation (1)
Annual Cash Retainer (2)
Non-executive Chairman	$250,000	$225,000
Other Non-executive Directors	$110,000	$125,000
Committee Chair Annual Additional Retainer
Audit	$25,000	$30,000
Compensation & Human Capital Management	$25,000	$25,000
Risk	$25,000	$25,000
Governance	$15,000	$15,000
Finance & Investment	$15,000	$20,000
Board Meeting Fee	n/a	$5,000	(3)
Annual Equity Compensation (4)
Non-executive Chairman	$250,000	$275,000
Other Non-executive Directors	$130,000	$150,000
(1)All changes to non-executive director compensation were effective October 1, 2021, with the exception of the compensation for our Non-executive Chairman, which was changed effective upon Mr. Culang’s assuming this role on December 22, 2021. In addition, as discussed in note (3) below, board meeting fees paid for meetings held in excess of a threshold number of meetings during the calendar year will be paid beginning with the 2022 calendar year.
(2)All non-executive directors receive an annual fee for their Board service, and the chairpersons of our standing committees receive an additional annual fee for their chair services. All cash retainers are paid to directors quarterly for the prior completed quarter.
(3)Effective January 1, 2022, a Board Meeting Fee in the amount of $5,000 will be paid to our non-executive directors for any Board meetings that are in excess of the number of Board meetings that are two more than the average number of regularly scheduled meetings held in the prior three years (meetings in excess of 8 for 2022).
(4)Non-executive directors receive an annual equity award to compensate them for services rendered as well as to further align their long-term interests with those of our stockholders. The amounts in the table represent the grant date fair value of awards granted to our non-executive directors. See “Equity Compensation” below.

60 2022 Proxy Statement	Compensation of Executive Officers and Directors

Equity Compensation
Each year, the Committee considers and recommends to our Board the form of annual equity awards to be granted to our non-executive directors. The form of annual equity awards may include any equity instrument that is available for issuance to non-executive directors under the Company's equity plan. The terms of the awards (e.g., cash vs. share settled, vesting, change of control, retirement) are approved by the Board upon the recommendation by the Committee. For the last several years, the annual equity awards granted to non-executive directors have been in the form of time-based RSUs. Unless the Committee determines otherwise (before the beginning of the year for which equity awards are earned), we anticipate that future equity awards will continue to be granted in the form of time-based RSUs. The annual equity awards to our non-executive directors typically are granted during the first regular quarterly Board meeting following the annual meeting of stockholders.
VESTING OF AWARDS
Beginning with the 2018 annual equity awards, RSUs granted to non-executive directors vest in their entirety one-year from the grant date or earlier upon the director’s retirement, death or disability. RSUs granted to non-executive directors prior to 2018 vest in their entirety three years from the grant date or earlier upon the director’s retirement, death or disability.
Messrs. Culang, Montgomery, Muzio and Spiegel and Ms. Lisa Hess currently are retirement eligible (defined as age 65 and five years of service or age 55 and 10 years of service). In addition, the Committee, in its discretion, may accelerate vesting under certain circumstances if the non-executive director has a separation from service, including a separation from service following a change of control.
CONVERSION OF AWARDS INTO SHARES
Beginning with the annual equity award granted to non-executive directors in 2020, RSUs granted to our non-executive directors are convertible into shares at the time they vest (generally one-year from the date of grant). The equity awards granted to our non-executive directors prior to 2020, generally are not converted into shares until the director’s termination of service with us, notwithstanding the earlier vesting of these awards. Each phantom share or RSU is convertible into one share of our common stock. The outstanding equity awards do not entitle our non-executive directors to voting rights. Separately, in order to ensure that directors continue to have substantial pay at risk associated with their annual equity awards for the full tenure of their service to the Company, non-executive directors are required to hold equity in Radian equal to a multiple of five times their annual cash retainer (excluding committee chair retainers). See “Stock Ownership Requirements” below. This increased ownership requirement is in addition to the structural ownership requirement for our independent directors’ outstanding RSUs granted prior to 2020, which remain non-convertible into shares until the director’s termination of service with us, as discussed above.

Compensation of Executive Officers and Directors	2022 Proxy Statement 61

DIVIDENDS
In February 2020, the Board approved an amendment to the terms of outstanding RSUs held by non-executive directors to add dividend equivalent rights to such awards (“Director Equity Amendment”). The Director Equity Amendment was made in conjunction with the Board’s approval of an increase in the amount of the quarterly dividend payable to the Company’s stockholders. The Board approved the Director Equity Amendment to further align the compensation of non-executive directors with the interests of the Company’s stockholders.
For the non-executive directors’ outstanding equity awards, including those RSUs granted in 2021, dividend equivalents will be credited in an amount equal to the per-share cash dividend paid by the Company multiplied by the total number of RSUs subject to such award when dividends are paid on shares of the Company common stock. Dividend equivalents will accrue on unvested equity awards in a non-interest-bearing book account and will not be paid to non-executive directors before vesting of the awards. The dividend equivalents will be paid in cash when the equity awards vest. Any dividend equivalents credited to an RSU award are subject to the same vesting, payment, forfeiture and other terms and conditions as the related award. If and to the extent that the underlying equity awards are forfeited, all related dividend equivalents will be forfeited. For vested equity awards that remain subject to post-vesting holding until a director’s termination of service, dividend equivalents will be paid in cash when dividends are paid on the underlying common stock of the Company, unless the equity award is deferred under the Company’s deferred compensation plans as discussed below.
Nonqualified Deferred Compensation
We maintain a voluntary deferred compensation plan for our non-executive directors. The voluntary deferred compensation plan allows non-executive directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation and shares underlying equity awards, including accrued dividends on such shares. Our non-executive directors are not entitled to participate in our retirement plans. See “Executive Compensation” and “Nonqualified Deferred Compensation” below for more information.
Stock Ownership Requirements
Our Board views equity ownership in Radian as an important means of aligning directors’ and stockholders’ interests, and it has adopted meaningful stock ownership guidelines for the Company’s non-executive directors. Under these guidelines, our non-executive directors are required to hold equity in Radian equal to a multiple of five times their annual cash retainer (excluding committee chair retainers). Each non-executive director has a period of five-years, measured from the time he or she joined the Board, to comply with the ownership requirement. Unless a director holds more than the applicable ownership requirement, that director is not permitted to sell Company shares, subject to certain limited exceptions. Giving effect to the compliance period, each of our non-executive directors is currently in compliance with our stock ownership requirements.
Other Items
In addition to the amounts reported above, we also pay for or reimburse directors for travel expenses related to attending Board, committee or other company business meetings and approved continuing educational events.

62 2022 Proxy Statement	Compensation of Executive Officers and Directors

The following table provides information about compensation paid to each of our non-executive directors in 2021.
2021 Director Compensation

Name	Fees Earned or Paid in Cash ($)		Stock Awards (1) ($)	Change to Nonqualified Deferred Compensation Earnings (2) ($)	All Other Compensation ($)	Total ($)
Herbert Wender (3)	250,000		250,000	—	—	500,000
Brad L. Conner	110,000		130,000	—	—	240,000
Howard B. Culang	135,000		130,000	—	—	265,000
Debra Hess	110,000		130,000	—	—	240,000
Lisa W. Hess	125,000	(4)	130,000	—	—	255,000
Brian D. Montgomery (5)	34,753		130,000	—	—	164,753
Lisa Mumford	110,000		130,000	—	—	240,000
Gaetano J. Muzio	135,000		130,000	—	—	265,000
Gregory V. Serio	125,000		130,000	—	—	255,000
Noel J. Spiegel	135,000		130,000	—	—	265,000
(1)Represents the grant date fair value of annual RSU awards computed in accordance with the accounting standard regarding share-based compensation payments. Each non-executive director who was elected at our 2021 Annual Meeting of Stockholders was awarded 5,986 RSUs (stock settled) on May 12, 2021, with a grant date fair value of $130,000. In addition, per our non-executive director compensation program, on May 12, 2021, Mr. Wender received an additional award of 5,525 RSUs (stock settled) with a grant date fair value of $120,000 for his service as Non-executive Chairman during 2021. In connection with his re-appointment to the Board, Mr. Montgomery was awarded 5,507 RSUs (stock settled) on August 11, 2021, with a grant date fair value of $130,000. For a discussion of the assumptions used in calculating the grant date fair values, see Note 17, “Share-Based Compensation and Other Benefit Programs,” of Notes to Consolidated Financial Statements in our 2021 Annual Report on Form 10-K.

As of December 31, 2021, Mr. Wender (our former Non-executive Chairman) and each of our current non-executive directors held the following number of shares of phantom stock and RSUs.

Name	Shares of Phantom Stock (#)	Restricted Stock Units (#)
Mr. Wender	—	—
Mr. Conner	—	5,986
Mr. Culang	61,817	179,460
Ms. Debra Hess	—	11,754
Ms. Lisa Hess	—	135,476
Mr. Montgomery	—	5,507
Ms. Mumford	—	5,986
Mr. Muzio	—	114,680
Mr. Serio	—	104,718
Mr. Spiegel	—	125,514

(2)We do not pay above-market or preferential interest or earnings on amounts deferred under the Radian Director Deferred Compensation Plan.
(3)Mr. Wender retired from the Board on December 22, 2021.
(4)Of this amount, Ms. Lisa Hess deferred $93,750, or 100% of her cash compensation that was to be paid to her for her 2021 Board service, pursuant to the Radian Voluntary Deferred Compensation Plan for Directors. The remaining amount represents fees paid to Ms. Lisa Hess in 2021 for her fourth quarter of 2020 Board service.
(5)Mr. Montgomery was reappointed to the Board on June 8, 2021.

Compensation of Executive Officers and Directors	2022 Proxy Statement 63

Executive Compensation

The following table describes our compensatory and other arrangements with: (1) Mr. Thornberry, our principal executive officer; (2) Mr. Hall, our principal financial officer; and (3) Messrs. Brummer, Hoffman and McMahon, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as executive officers at December 31, 2021.
2021 Summary Compensation Table

Year	Salary ($)		Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Richard G. Thornberry Chief Executive Officer (Principal Executive Officer)
2021	1,000,000		—	4,600,186	—	3,600,000	86,580	9,286,766
2020	931,923	(4)	—	5,175,383	—	1,745,000	91,921	7,944,227
2019	800,000		—	4,317,074	—	3,000,000	80,800	8,197,874
J. Franklin Hall Senior Executive V.P., Chief Financial Officer (Principal Financial Officer)
2021	475,000		—	1,180,317	—	830,000	36,798	2,522,115
2020	466,635	(4)	—	1,296,403	—	525,000	34,998	2,323,036
2019	425,000		—	1,048,641	—	850,000	31,875	2,355,516
Derek V. Brummer President, Mortgage
2021	525,000		—	1,675,103	—	1,215,000	42,704	3,457,807
2020	518,558	(4)	—	1,506,474	—	760,000	45,167	2,830,199
2019	475,000		—	1,233,435	—	1,050,000	43,273	2,801,708
Edward J. Hoffman Senior Executive V.P., General Counsel and Corporate Secretary
2021	475,000		—	1,180,317	—	830,000	38,557	2,523,874
2020	466,635	(4)	—	1,296,829	—	525,000	40,645	2,329,109
2019	425,000		—	1,048,641	—	850,000	39,683	2,363,324
Brien J. McMahon Senior Executive V.P., Chief Franchise Officer and Co-Head of homegenius
2021	450,000		—	980,040	—	765,000	41,212	2,236,252
2020	441,346	(4)	—	1,054,214	—	495,000	42,772	2,033,332
2019	425,000		—	925,076	—	825,000	52,481	2,227,557
(1)Grant Date Fair Value of Equity Awards. Represents the grant date fair value of the equity awards computed in accordance with the accounting standard regarding share-based compensation payments. For a discussion of the assumptions used in calculating the grant date fair values, see Note 17, “Share-Based Compensation and Other Benefit Programs,” of Notes to Consolidated Financial Statements in our 2021 Annual Report on Form 10-K. In accordance with SEC rules, the grant date fair values of the BV RSUs granted in 2021, 2020 and 2019 that are reflected in the “Stock Awards” column take into account our perspective, as of the applicable grant date, regarding the probability for payout of the awards (100%, 140% and 135% for the 2021, 2020 and 2019 awards, respectively). The actual value that may be

64 2022 Proxy Statement	Compensation of Executive Officers and Directors

received by our NEOs will depend on our performance against the applicable performance conditions at the end of the applicable performance period.
If the grant date fair value of equity awards for 2021 were shown assuming that the highest level of the applicable performance conditions for the BV RSUs were achieved (200%), the amounts reflected for this column in the table above would have been:

	2021 Stock Awards
Name	Probable Outcome ($)	Highest Level of Performance ($)
Richard G. Thornberry	4,600,186	7,360,253
J. Franklin Hall	1,180,317	1,888,441
Derek V. Brummer	1,675,103	2,680,145
Edward J. Hoffman	1,180,317	1,888,441
Brien J. McMahon	980,040	1,568,034

Incremental Fair Value of Outstanding Equity Awards. For 2020, the amounts in this column also include the incremental fair value, computed in accordance with FASB Topic 718, associated with an amendment to certain of the NEOs’ LTI awards that were outstanding as of February 2020 to add dividend equivalent rights to these awards. The assumptions used in calculating the grant date incremental fair value associated with the modification adding dividend equivalent rights are the same as those used for calculating the grant date fair value of the related underlying awards which are discussed in Note 17, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2021 Annual Report on Form 10-K. This incremental fair value with respect to each NEO is as follows: Mr. Thornberry - $587,304; Mr. Hall - $118,250; Mr. Brummer - $142,359; Mr. Hoffman - $118,676; and Mr. McMahon - $111,136. No additional RSUs were awarded as part of this modification. In accordance with FASB Topic 718, the grant date fair value of LTI awards granted in 2020 and in subsequent years factors in the dividend equivalent rights. See “Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. LONG-TERM INCENTIVE PROGRAM—DIVIDENDS ON LTI AWARDS” for more information on dividend equivalent rights.
(2)Represents the STI award paid to each of our NEOs for 2021, 2020 and 2019 performance.
(3)For 2021, “All Other Compensation” includes the following amounts.

Name	Savings Plan Contributions ($)	Benefit Restoration Plan Contributions ($)	Imputed Income for long-term disability insurance ($)	Imputed income for life insurance ($)	Other ($)		Tax Gross-Ups ($)		Total ($)
Richard G. Thornberry	17,400	57,600	4,056	7,524	—		—		86,580
J. Franklin Hall	17,400	18,225	—	1,173	—		—		36,798
Derek V. Brummer	17,400	21,975	2,018	1,311	—		—		42,704
Edward J. Hoffman	17,400	18,225	2,167	765	—		—		38,557
Brien J. McMahon	17,400	16,350	3,372	3,168	559	(a)	363	(a)	41,212
(a)Reflects income recognized and tax gross-up payments for income recognized in connection with receipt of a gift in recognition of his sales leadership.
(4)For 2020, due to the timing of the Company’s bi-weekly payrolls, our NEOs received one additional bi-weekly pay period during calendar year 2020 (27 pay periods) compared to calendar years 2021 and 2019 (26 pay periods).

Compensation of Executive Officers and Directors	2022 Proxy Statement 65

2021 Grants of Plan Based Awards

		Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards (3) ($)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Richard G. Thornberry	2021	2,000,000	4,000,000
	5/12/2021					84,720	(4)	1,840,118
	5/12/2021			141,760	283,520			2,760,067
J. Franklin Hall	2021	475,000	950,000
	5/12/2021					21,740	(4)	472,193
	5/12/2021			36,370	72,740			708,124
Derek V. Brummer	2021	675,000	1,350,000
	5/12/2021					30,850	(4)	670,062
	5/12/2021			51,620	103,240			1,005,041
Edward J. Hoffman	2021	475,000	950,000
	5/12/2021					21,740	(4)	472,193
	5/12/2021			36,370	72,740			708,124
Brien J. McMahon	2021	450,000	900,000
	5/12/2021					18,050	(4)	392,046
	5/12/2021			30,200	60,400			587,994
(1)Represents the target and maximum STI awards granted under the STI Plan for 2021. For more information on these target and maximum amounts, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. SHORT-TERM INCENTIVE PROGRAM.” These awards do not have a threshold level or equivalent.
(2)Represents the target and maximum number of shares that may be issued pursuant to the BV RSU awards granted to each of the NEOs under the Radian Group Inc. 2021 Equity Compensation Plan. At the end of the performance period, the NEOs will be entitled to receive a number of RSUs (from 0% to 200% of target) based on the Company’s absolute growth in LTI Book Value per Share (as defined under the awards). The grant date fair value incorporates our perspective regarding the probability of the payout for this award. For more information, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. LONG-TERM INCENTIVE PROGRAM—LTI AWARDS GRANTED IN 2021—2021 PERFORMANCE-BASED RSUs.” These awards do not have a threshold payout or equivalent.
(3)Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For a discussion of the assumptions used in calculating these amounts, see Note 17, “Share-Based Compensation and Other Benefit Programs,” of Notes to Consolidated Financial Statements in our 2021 Annual Report on Form 10-K. For the BV RSUs, the grant date fair value incorporates our perspective as of the grant date regarding the probability for payout of the awards. Actual amounts to be paid to our NEOs will depend on our performance against the applicable performance conditions.
(4)Represents the 2021 Time-Based RSUs granted to our NEOs. For more information, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. LONG-TERM INCENTIVE PROGRAM—LTI AWARDS GRANTED IN 2021—2021 TIME-BASED RSUs.”

66 2022 Proxy Statement	Compensation of Executive Officers and Directors

Outstanding Equity Awards at 2021 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (1) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested (1) ($)
Richard G. Thornberry					17,608	(2)	372,057
								227,660	(3)	4,810,456
					75,985	(4)	1,605,563
								403,280	(5)	8,521,306
					84,720	(6)	1,790,134
								283,520	(7)	5,990,778
J. Franklin Hall	7,640	—	18.42	7/8/2025
	12,880	—	12.16	5/10/2026
					4,278	(2)	90,394
								55,300	(3)	1,168,489
					19,511	(4)	412,267
								103,560	(5)	2,188,223
					21,740	(6)	459,366
								72,740	(7)	1,536,996
Derek V. Brummer	13,130	—	13.99	5/13/2023
	11,790	—	15.44	6/16/2024
	8,780	—	18.42	7/8/2025
	14,820	—	12.16	5/10/2026
					5,032	(2)	106,326
								65,040	(3)	1,374,295
					22,593	(4)	477,390
								119,900	(5)	2,533,487
					30,850	(6)	651,861
								103,240	(7)	2,181,461
Edward J. Hoffman	9,990	—	13.99	5/13/2023
	10,260	—	15.44	6/16/2024
	7,640	—	18.42	7/8/2025
	12,880	—	12.16	5/10/2026
					4,278	(2)	90,394
								55,300	(3)	1,168,489
					19,511	(4)	412,267
								103,560	(5)	2,188,223
					21,740	(6)	459,366
								72,740	(7)	1,536,996
Brien J. McMahon	9,140	—	13.99	5/13/2023
	8,210	—	15.44	6/16/2024
	6,110	—	18.42	7/8/2025
	10,310	—	12.16	5/10/2026
					3,774	(2)	79,745
								48,780	(3)	1,030,721
					17,461	(4)	368,951
								92,660	(5)	1,957,906
					18,050	(6)	381,397
								60,400	(7)	1,276,252

Compensation of Executive Officers and Directors	2022 Proxy Statement 67

(1)Unless otherwise noted, the number of unearned shares or units of stock that have not vested are reported assuming a payout of 100% of the target award level. The dollar amounts shown were calculated based on the closing price of our common stock on the NYSE on December 31, 2021 of $21.13.
(2)Remaining 2019 Time-Based RSUs that are scheduled to vest on the third anniversary of the date of grant, subject to certain conditions.
(3)BV RSUs scheduled to vest on May 15, 2022, with a post-vesting retention period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the target RSUs granted, subject to certain conditions. Based on actual performance through December 31, 2021, we project that our NEOs will be entitled to a number of RSUs at the end of the performance period in excess of their target amount. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that potentially may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance through that time.
(4)Remaining 2020 Time-Based RSUs that are scheduled to vest pro rata on the second and third anniversaries of the date of grant, respectively, subject to certain conditions.
(5)BV RSUs scheduled to vest on May 13, 2023, with a post-vesting retention period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the target RSUs granted, subject to certain conditions. Based on actual performance through December 31, 2021, we project that our NEOs will be entitled to a number of RSUs at the end of the performance period in excess of their target amounts. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that potentially may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance through that time.
(6)2021 Time-Based RSUs that are scheduled to vest pro rata on the first, second, and third anniversaries of the date of grant, respectively, subject to certain conditions.
(7)BV RSUs scheduled to vest on May 12, 2024, with a post-vesting retention period (net of shares withheld for taxes) of one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the target RSUs granted, subject to certain conditions. Based on actual performance through December 31, 2021, we project that our NEOs will be entitled to a number of RSUs at the end of the performance period in excess of their target amounts. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that potentially may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance through that time.
Option Exercises and Stock Vested During 2021

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
Richard G. Thornberry	—	—	358,033	8,355,090
J. Franklin Hall	—	—	62,876	1,470,114
Derek V. Brummer	—	—	76,268	1,783,914
Edward J. Hoffman	33,090	675,808	62,876	1,470,114
Brien J. McMahon	50,920	977,338	61,378	1,436,259
(1)Value realized on exercise reflects the difference between the closing price of the Company’s common stock on the NYSE on the date of exercise and the exercise price of the option.
(2)The number of shares listed in this column represents the total number of RSUs that vested during 2021. Performance-based RSUs remain subject to a one-year post vest holding period.
(3)Value realized on vesting reflects the number of RSUs that vested multiplied by the closing price of the Company’s common stock as reported on the NYSE on the vesting date and excludes dividend equivalents attributable to such RSUs. The following dividend equivalents were paid on vested RSUs but are not included in this column:

Name	Dividend Equivalents Paid ($)
Richard G. Thornberry	325,118
J. Franklin Hall	56,303
Derek V. Brummer	68,620
Edward J. Hoffman	56,308
Brien J. McMahon	55,563

68 2022 Proxy Statement	Compensation of Executive Officers and Directors

Nonqualified Deferred Compensation

Directors and Officers Deferred Compensation Plans
We maintain a voluntary deferred compensation plan for senior officers and a voluntary deferred compensation plan for our non-executive directors. The voluntary deferred compensation plan for officers allows eligible officers (including the NEOs) to defer the receipt of: (1) all or a portion of amounts payable under the STI Plan; and (2) shares and dividend equivalents that would otherwise be payable upon the vesting of RSUs. The deferred compensation plan for non-executive directors allows the directors to defer the receipt of: (1) all or a portion of their cash compensation; and (2) shares and dividend equivalents that would otherwise be payable upon the vesting of RSUs.
With respect to cash compensation, a participant must generally make a binding written election before the calendar year in which the compensation is earned (or in the case of a multi-year performance period, before the first year of the performance period) to defer payment of such compensation for at least two full calendar years beyond the year for which the election is made (or until such other time as is specified under the applicable plan). With respect to RSUs, the election must generally be made before the calendar year in which the services related to the RSUs will be performed; provided that in the case of the officers’ deferred compensation plan, if the RSUs qualify as “performance-based compensation,” as set forth in Section 409A of the Code, a deferral election may be made no later than six months before the end of the performance period for which the RSUs are earned (and in no event later than the date on which the amount of the RSUs to be issued becomes known). Subject to certain requirements and conditions set forth in the plan, non-executive directors may elect to further defer amounts previously deferred under the plan.

Cash amounts deferred under the plans that are credited to a participant’s deferred compensation account are credited with earnings and debited with losses based on a hypothetical investment selected by the participant in one or more investment funds designated by the Committee (the “Notional Fund Return”). We do not pay guaranteed, above-market or preferential interest or earnings on deferred amounts. The portion of a participant’s account related to vested and unvested deferred stock-settled RSUs is denominated in notional shares of Radian’s common stock and is adjusted for any increases or decreases in value of the common stock and any dividend equivalents credited, if applicable. Under the officers’ deferred compensation plan, if stock-settled RSUs are deferred, the accrued dividend equivalents with respect to such deferred RSUs will be paid in cash when the RSUs are distributed to the participants. Under the directors’ deferred compensation plan, if stock-settled RSUs are deferred, the accrued dividend equivalents with respect to such deferred RSUs will be credited to the extent that the grant agreement for such deferred RSUs provides for dividend equivalents and will be payable in the form (cash or Radian’s common stock) that the grant agreement provides. Subject to the requirements of Section 409A of the Code, participants’ accounts are distributed on the dates specified in their deferral election forms or, in certain cases, upon an earlier termination of employment or service, in the form elected by the participant (either lump sum or installments in accordance with the terms of the plans), unless another form is specified by the terms of the applicable plan.
Deferring compensation defers income tax liability on that compensation until it is paid to the participant. The plans are not funded, and the deferred amounts are not segregated from our general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.
Benefit Restoration Plan
We adopted a nonqualified BRP effective January 1, 2007. Participants in the BRP are entitled, among other things, to the following.
■For each plan year, we credit each participant’s account (regardless of whether the participant contributed any amount to the Savings Plan during the plan year) with an amount equal to a percentage (6.0% for 2021) of the participant’s “eligible compensation,” defined generally as base salary (including commission income, if applicable) in excess of applicable IRS limits with regard to contributions to the Savings Plan, plus certain bonus and commissions; and

Compensation of Executive Officers and Directors	2022 Proxy Statement 69

■For each participant who was eligible to receive a transition credit under the Savings Plan when the BRP became effective, we also provided an additional transition credit under the BRP based on each participant’s eligible compensation under the BRP for the years 2007 through 2011.
Participants are immediately vested in all amounts credited by us (along with any notional income and/or gains attributable to the credits) as part of the company credit and transition credits. Our Board also may make discretionary, pro rata (based on eligible compensation) credits to participants under the BRP. Discretionary credits, if any, would generally vest upon completion of three years of service with us. To date, our Board has not made any discretionary credits to participants under the BRP.
A participant’s interest in the BRP is an unfunded bookkeeping account that the participant may elect to invest in one or more notional investment alternatives designated by the Committee. Participants are not permitted to make voluntary contributions under the BRP. Subject to compliance with applicable tax rules, payouts under the plan are made in a lump sum following the participant’s death or separation from service.
The following table sets forth information relating to our voluntary deferred compensation plan for officers and the BRP for each of the NEOs.
2021 Nonqualified Deferred Compensation

Name	Plan Name (1)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Richard G. Thornberry	DCP	—	—	—	—	—
	BRP	*	57,600	20,272	—	256,148
J. Franklin Hall	DCP	—	—	—	—	—
	BRP	*	18,225	28,317	—	146,713
Derek V. Brummer	DCP	—	—	—	—	—
	BRP	*	21,975	43,675	—	400,067
Edward J. Hoffman	DCP	—	—	—	—	—
	BRP	*	18,225	35,469	—	242,863
Brien J. McMahon	DCP	—	—	—	—	—
	BRP	*	16,350	3,626	—	141,653
*Not applicable. Participants are not permitted to make voluntary contributions under the BRP.
(1)The Radian Voluntary Deferred Compensation Plan for Officers (“DCP”) and the BRP.
(2)These amounts are also included in the All Other Compensation column of the 2021 Summary Compensation Table.
Chief Executive Officer Compensation Arrangements and Agreements

We have an employment agreement with Mr. Thornberry (the “CEO Employment Agreement”) pursuant to which Mr. Thornberry will serve as the Company’s Chief Executive Officer through December 31, 2023 (the “Initial Term”). The CEO Employment Agreement further provides that after the Initial Term, it will automatically renew for an additional one-year term unless either party provides the other with at least 90 days’ written notice of termination prior to the end of the Initial Term. Pursuant to the CEO Employment Agreement, Mr. Thornberry will receive: (1) an annual base salary of $900,000 (which will be reviewed annually and may be increased, but not decreased, during the term of the CEO Employment Agreement (the “Term”)); (2) eligibility to earn an incentive award under the STI Plan (including any successor plan) in each fiscal year of the Term; and (3) eligibility to receive long-term equity incentive awards in each

70 2022 Proxy Statement	Compensation of Executive Officers and Directors

fiscal year of the Term under the Company’s LTI program in amounts and on terms established by independent directors of the Board. The CEO Employment Agreement also provides that for each full fiscal year of the Term, Mr. Thornberry’s total target compensation (comprised of annual base salary, target award under the STI Plan and target LTI awards) will not be less than $6,100,000, with his STI target and LTI target for those years to be established by the independent directors of the Board in accordance with the Company’s process for setting executive compensation (for information on the Company’s process, see “Compensation Discussion and Analysis—III. Compensation Process and Oversight—C. SETTING COMPENSATION.”)
Pursuant to the CEO Employment Agreement, Mr. Thornberry will receive the following severance benefits, in each case payable in accordance with the terms of the CEO Employment Agreement, if his employment is terminated without “Cause” or if he terminates employment for “Good Reason” (each as defined in the CEO Employment Agreement) and he executes and does not revoke a written release of any claims against the Company:
(1)two times his base salary;
(2)an amount equal to two times the greater of (a) his target incentive award under the STI Plan for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) or (b) the 2020 STI Target;
(3)a prorated target incentive award under the STI Plan equal to a pro rata portion of the greater of (i) his target incentive award for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) or (ii) the 2020 STI Target (the “Pro Rata STI”), provided, however, that if the termination is a result of non-renewal of the agreement by the Company as of December 31, 2023, then Mr. Thornberry will receive the greater of the Pro Rata STI or the STI amount that he would have received based on performance for the 2023 fiscal year, as determined in accordance with the STI Plan;
(4)reimbursement for the monthly cost of continued medical coverage at or below the level of coverage in effect on the date of termination until the earlier of: (x) 18 months after the termination date; (y) the date on which Mr. Thornberry becomes eligible to elect medical coverage under Social Security Medicare or otherwise ceases to be eligible for continued coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); or (z) the date he is eligible to elect medical coverage under a plan maintained by a successor employer. During any period of continued medical coverage, the Company has agreed to reimburse Mr. Thornberry for the COBRA premiums paid by him, minus the employee contribution rate for such coverage under the Company’s health plan as of the date of termination;
(5)retirement treatment for any outstanding equity grants, including restricted stock units, performance units and stock options, as if Mr. Thornberry had met the requirements for retirement under the applicable grant agreements at the time of termination;
(6)vesting of any retirement benefits under the Company’s Benefit Restoration Plan; and
(7)the Accrued Obligations (as defined in the CEO Employment Agreement).
If the CEO Employment Agreement is terminated pursuant to its terms on December 31, 2024, Mr. Thornberry will not receive or be entitled to the severance benefits described above. However, if Mr. Thornberry’s employment is terminated for any reason other than “Cause” or if he resigns for “Good Reason” on or after December 31, 2024, he will remain eligible to receive any unpaid incentive award under the STI Plan for the 2024 year, based on his performance for 2024 and payable at the time that STI awards are paid to other executive officers.
The CEO Employment Agreement does not include any tax gross up for excise taxes. If an excise tax under section 4999 of the Code is triggered by any payments upon a change of control, the aggregate present value of the payments to be made under the CEO Employment Agreement will be reduced to an amount that does not cause any amounts to be subject to this excise tax so long as the net amount of the reduced payments, on an after-tax basis, is greater than or equal to the net amount of the payments without such reduction, but taking into consideration this excise tax.
The compensation payable to Mr. Thornberry under the CEO Employment Agreement is subject to the Company’s written policies, including the Code of Conduct (which includes the Company’s securities trading policy), Incentive Compensation Recoupment Policy, and stock ownership guidelines, as currently in place or as may be amended by the

Compensation of Executive Officers and Directors	2022 Proxy Statement 71

Board. The CEO Employment Agreement further provides that Mr. Thornberry will comply with the Restrictive Covenants Agreement (described below) and other written restrictive covenant agreements with the Company.
Mr. Thornberry has also entered into a Restrictive Covenants Agreement with the Company pursuant to which he has agreed that for 18 months following termination of his employment for any reason he will not compete with the Company. In addition, during this period, he has agreed to restrictions on hiring and soliciting the Company’s employees and on soliciting the Company’s customers.
Potential Payments Upon Termination of Employment or Change of Control

This section provides an estimate of the value of compensation and benefits that our NEOs would receive in the event of employment termination under specific circumstances. The amounts presented in the tables that follow only include those amounts that would be paid to a NEO in connection with a particular termination event, and do not include amounts that the NEO (or his estate, representatives, heirs or beneficiaries, as applicable, in the case of death) may be entitled to receive after the end of any applicable incentive compensation performance period following a termination event. The actual incremental amounts that would be paid upon a NEO’s termination of employment or in connection with a change of control can be determined only at the time of any such event. The calculation of the hypothetical amounts paid to each of the NEOs in the circumstances described below relies on certain assumptions. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than those reported below. Additionally, in connection with any actual termination of employment or change of control transaction, we may decide to enter into an agreement or establish an arrangement providing different or additional amounts, or altering the terms of the benefits described below, as the Compensation and Human Capital Management Committee, or for Mr. Thornberry, the independent directors, determines appropriate.
The amounts in each column of the tables presented are not mutually exclusive, and amounts in one column may be repeated or included within the amounts in another. Unless otherwise specified, the information set forth in the tables below is estimated as of December 31, 2021, and assumes that a change of control of Radian or termination of the NEO’s employment with us, as the case may be, took place as of such date. The abbreviation “COC” in the tables refers to a “change of control” of Radian as defined in the applicable plan or agreement.
The Company’s compensation plans do not provide for the acceleration of any payments or the vesting of any equity LTI awards in the event of a change of control of the Company unless there is also a subsequent “Qualifying Termination” of employment. A Qualifying Termination occurs if a NEO’s employment is terminated without cause or the NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of the change of control.
Unless otherwise specified, for purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65 with five years of credited service or “early retirement” after attaining age 55 with 10 years of credited service.
Chief Executive Officer Payments and Benefits upon Termination or Change of Control
The following table describes the potential payments and benefits that Mr. Thornberry would be entitled to under the terms of the CEO Employment Agreement, as well as under our other plans and arrangements, in the event of the triggering events listed in each column had occurred on December 31, 2021. The terms of the CEO Employment Agreement are discussed above. The footnotes to the table for Mr. Thornberry appear below the tables for our Other NEOs (as defined below).

72 2022 Proxy Statement	Compensation of Executive Officers and Directors

		Termination without Cause or Resignation for Good Reason (No COC) ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death / Disability ($)
Richard G. Thornberry
Cash Severance:	Base Salary	2,000,000	2,000,000	—	—
	Bonus	6,000,000	6,000,000	—	—
STI: (2)		3,600,000	3,600,000	—	3,600,000
Acceleration under Equity-Based Performance Plans:	Performance-based RSUs (3)	—	13,650,075	—	9,661,270
	Time-based RSUs (4)	3,767,754	3,767,754	—	3,767,754
Plan Benefits (5) and Perquisites:	Continued Health and Welfare Benefits (6)	19,789	19,789	—	—
		15,387,543	29,037,618	—	17,029,024
Other Named Executive Officers – Compensation Related Agreements
Throughout the discussion that follows, Messrs. Hall, Brummer, Hoffman and McMahon are referred to collectively as our “Other NEOs.” We have entered into severance agreements on substantially similar terms with each of our Other NEOs.
Under these severance agreements, if the Other NEO’s employment is terminated by the Company for any reason other than cause or disability or is terminated by the NEO for good reason, the NEO will be entitled to the following cash severance amounts.
(i)150% of the NEO’s annual base salary, as described below, at the time of termination, to be paid in accordance with the Company’s normal payroll practices;
(ii)150% of the NEO’s target incentive award (the “Target Incentive Award”), as described below, under the STI Plan, or any successor plan, for the year in which the termination occurs, to be paid in one lump sum payment on the 30th day following the termination date; and
(iii)A prorated Target Incentive Award amount equal to the NEO’s Target Incentive Award for the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that the NEO was employed by the Company during the year of termination and the denominator of which is 365, to be paid in one lump sum payment on the 30th day following the termination date.
In order for the Other NEOs to receive any severance amounts under the severance agreements, the Other NEO must execute a general release of claims against the Company and its affiliates. The severance agreements do not provide for accelerated vesting of equity awards granted to the Other NEOs (outside of the terms of such awards) or a tax gross-up. In addition, under the severance agreements, each Other NEO has agreed not to compete with the Company and not to solicit the Company’s employees or customers for the Restricted Period (12 months for each of the Other NEOs) following termination of the Other NEO’s employment for any reason.
Consistent with the Company’s standard severance policy for senior executive officers, the severance agreements also provide that: (i) the Company will reimburse the monthly cost of continued health coverage for the Other NEO and his/her spouse and dependents under the Company’s health plan during the Restricted Period and (ii) the Company will provide executive outplacement services for up to 12 months after termination. The severance agreements automatically renew at each year end for additional one-year periods unless the Company provides at least 45 days prior written notice that the severance agreements will not be extended.

Compensation of Executive Officers and Directors	2022 Proxy Statement 73

Other Named Executive Officers – Payments and Benefits upon Termination or Change of Control
The following tables describe, for each of our Other NEOs, the estimated potential payments and benefits to which the NEO would be entitled under his severance agreement, as well as under our other plans and arrangements, in the event the triggering events listed in each column had occurred on December 31, 2021.

		Termination without Cause or Resignation for Good Reason (No COC) ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Retirement (1) ($)	Death / Disability ($)
J. Franklin Hall
Cash Severance:	Base Salary	712,500	712,500	—	—
	Bonus	1,187,500	1,187,500	—	—
STI: (2)		830,000	830,000	—	830,000
Acceleration under Equity-Based Performance Plans:	Performance-based RSUs (3)	—	3,465,795	—	2,446,854
	Time-based RSUs (4)	655,784	962,028	—	962,028
Plan Benefits (5) and Perquisites:	Continued Health and Welfare Benefits (6)	12,387	12,387	—	—
	Outplacement Services (6)	20,000	20,000	—	—
		3,418,171	7,190,210	—	4,238,882
Derek V. Brummer
Cash Severance:	Base Salary	787,500	787,500	—	—
	Bonus	1,687,500	1,687,500	—	—
STI: (2)		1,215,000	1,215,000	—	1,215,000
Acceleration under Equity-Based Performance Plans:	Performance-based RSUs (3)	—	4,326,431	—	3,044,622
	Time-based RSUs (4)	801,003	1,235,577	—	1,235,577
Plan Benefits (5) and Perquisites:	Continued Health and Welfare Benefits (6)	12,844	12,844	—	—
	Outplacement Services (6)	20,000	20,000	—	—
		4,523,847	9,284,852	—	5,495,199
Edward J. Hoffman
Cash Severance:	Base Salary	712,500	712,500	—	—
	Bonus	1,187,500	1,187,500	—	—
STI: (2)		830,000	830,000	—	830,000
Acceleration under Equity-Based Performance Plans:	Performance-based RSUs (3)	—	3,465,795	—	2,446,854
	Time-based RSUs (4)	655,784	962,028	—	962,028
Plan Benefits (5) and Perquisites:	Continued Health and Welfare Benefits (6)	14,537	14,537	—	—
	Outplacement Services (6)	20,000	20,000	—	—
		3,420,321	7,192,360	—	4,238,882
Brien J. McMahon
Cash Severance:	Base Salary	675,000	675,000	—	—
	Bonus	1,125,000	1,125,000	—	—
STI: (2)		765,000	765,000	765,000	765,000
Acceleration under Equity-Based Performance Plans:	Performance-based RSUs (3)	—	3,018,283	—	2,132,440
	Time-based RSUs (4)	575,828	830,092	830,092	830,092
Plan Benefits (5) and Perquisites:	Continued Health and Welfare Benefits (6)	15,989	15,989	—	—
	Outplacement Services (6)	20,000	20,000	—	—
		3,176,817	6,449,364	1,595,092	3,727,532

74 2022 Proxy Statement	Compensation of Executive Officers and Directors

The following footnotes relate to the preceding tables for both our Chief Executive Officer and our Other NEOs.
(1)Unless otherwise specified, for purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65 with five years of credited service or “early retirement” after attaining age 55 with 10 years of credited service. On December 31, 2021, Mr. McMahon was eligible to retire and to receive benefits associated with retirement pursuant to the terms of his outstanding equity awards and the other plans and programs referenced in the table. Other than Mr. McMahon, neither our Chief Executive Office nor any of our Other NEOs was eligible to retire as of December 31, 2021.

(2)Under our STI Plan, if a NEO’s employment is terminated by us without cause on or after December 31st of the STI period, but prior to the payment date of the STI award, the NEO will remain eligible to receive a STI award, with the amount to be paid at the same time as amounts are paid to other participants. In addition, if a NEO’s employment terminates on account of death or disability at any point during the performance period, the NEO’s personal representatives, or, in the case of death the NEO’s estate, heirs or beneficiaries, as applicable, remain eligible to receive a pro rata portion of the NEO’s STI award, following the end of the applicable performance period. As set forth in the tables, the amounts deemed to be paid to each NEO for termination without cause or upon death or disability as of December 31, 2021 represent the STI award that was paid to each NEO for 2021 performance.
Our NEOs are not entitled to receive an STI award if: (i) the NEO’s employment is terminated for any reason other than death or disability before December 31st of the short-term performance year; (ii) the NEO’s employment is terminated for cause; or (iii) the NEO voluntarily terminates employment after December 31st of a performance year but before the STI award is paid.
For additional information on our STI program, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. SHORT-TERM INCENTIVE PROGRAM.”
(3)Under our equity award agreements, performance-based equity awards would be treated as follows.
Change of Control. Vesting of performance-based RSUs granted to a NEO will be accelerated in connection with a Qualifying Termination associated with a change of control at the estimated performance achievement for the full performance period, estimated based on performance as of the last day of the fiscal quarter immediately preceding the fiscal quarter in which the change of control occurs. Based on this, we have assumed in the tables that the 2019, 2020 and 2021 RSUs would vest at 115%, 150% and 150% of target, respectively.
Death/Disability. Vesting of performance-based RSUs granted to a NEO will be accelerated at target upon a NEO’s death or disability.
Retirement. In the event of a NEO’s retirement, all performance-based RSUs would continue to remain outstanding and would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement at the same time as those of other participants.
Termination without Cause/Resignation for Good Reason – Other NEOs. In the event an Other NEO’s employment is involuntarily terminated without cause or the Other NEO terminates employment for good reason, the target number of performance-based RSUs would be prorated in accordance with the terms of the grant instrument and the prorated award would continue to remain outstanding and would vest and become payable only upon the attainment of the performance goals set forth in such RSU agreement at the same time as those of other participants. Notwithstanding the foregoing, in the event an Other NEO’s employment was terminated within six months of the grant date, the performance-based RSUs would be forfeited, and if terminated during the six months prior to the original vesting date, the target number of performance-based RSUs would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement at the same time as those of other participants.

Termination without Cause/Resignation for Good Reason – Chief Executive Officer. As described above under “Chief Executive Officer Compensation Arrangements and Agreements,” in the event Mr. Thornberry’s employment is involuntarily terminated without cause or he terminates employment for good reason, he will be entitled to retirement treatment for any outstanding equity grants, including restricted stock units, performance units and stock options, as if Mr. Thornberry had met the requirements for retirement under the applicable grant agreements at the time of termination. As such, all performance-based RSUs would continue to remain outstanding and would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement at the same time as those of other participants.

The value of the performance-based RSUs included in the tables above represents the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2021 ($21.13).

Compensation of Executive Officers and Directors	2022 Proxy Statement 75

(4)Vesting of time-based RSUs granted to a NEO will be accelerated (i) in connection with a Qualifying Termination associated with a change of control and (ii) upon a NEO’s retirement, death or disability. In the event a NEO’s employment is involuntarily terminated without cause or the NEO terminates employment for good reason, vesting of the time-based RSUs will be accelerated as follows.
■All time-based RSUs granted to a NEO in 2019 and 2020 would vest.
■With respect to time-based RSUs granted in 2021, any unvested RSUs would vest as follows: (i) if the termination occurs up through and including the first anniversary of the grant date, one-third of the time-based RSUs will become vested and the remaining time-based RSUs will be forfeited and (ii) if the termination occurs after the first anniversary of the grant date, all unvested time-based RSUs will vest.

In addition, as described above under “Chief Executive Officer Compensation Arrangements and Agreements” in the event Mr. Thornberry’s employment is involuntarily terminated without cause or he terminates employment for good reason, he will be entitled to retirement treatment for any outstanding equity grants, including his time-based RSUs, which will be accelerated as discussed above as if he had met the requirements for retirement under the applicable grant agreements at the time of termination.

The value of the time-based RSUs included in the tables above represent the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 31, 2021 ($21.13).
(5)Upon termination of the NEO’s employment with us, he may be entitled to other amounts under our benefit plans, as discussed above. Amounts payable under these plans are not subject to enhancement upon a termination or change of control and therefore are not presented in the tables above.
(6)Under the agreements for the NEOs, each such officer is entitled to: (i) reimbursement for the monthly cost of continued health coverage under the Company’s health plan for the applicable Restricted Period (18 months for Mr. Thornberry and 12 months for the Other NEOs) and (ii) outplacement services for the Other NEOs for up to 12 months after termination (up to $20,000) in the event the NEO is terminated other than for cause or such NEO terminates employment for good reason.
Under the applicable agreements with the NEOs, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide such NEO with a greater net after-tax amount than would be the case if no reduction was made.
In all cases, the actual payments to a NEO are subject to the terms and conditions of the actual agreements, plans, awards and programs described above.
Unless otherwise specified, (1) all of the payments described in this section would be made from the funds of, and the benefits described would be provided by, us, or by the surviving company in the event of a change of control of Radian, and (2) all payments would be made in the form of a single lump sum.

76 2022 Proxy Statement	Compensation of Executive Officers and Directors

Pay Ratio Disclosure

In this proxy statement, we have calculated the ratio of the annual total compensation of our Chief Executive Officer relative to the annual total compensation of our median employee (the “Chief Executive Officer Pay Ratio”), in accordance with certain procedures mandated by the SEC (the “Pay Ratio Rules”).
For purposes of calculating the Chief Executive Officer Pay Ratio for 2021, we selected December 31, 2020 as the date on which to determine our median employee. For purposes of calculating the Chief Executive Officer Pay Ratio for 2021, we used the same median employee identified for 2020 because we determined that there were no significant changes in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. To identify the median employee in 2020, we used direct cash compensation plus the grant date fair value of equity awards granted in 2020 as our consistently applied compensation measure, as permitted by the Pay Ratio Rules.
Cash compensation included base pay, annualized base pay for employees who began employment after the start of the fiscal year, overtime, sales commissions paid in 2020 and bonuses paid for 2020 performance.
For 2021, total compensation for our median employee was calculated using the same methodology we used for our NEOs as set forth in the 2021 Summary Compensation Table above. Calculated on this basis, our median employee’s 2021 annual total compensation was $90,046.
Mr. Thornberry’s annual total compensation for 2021 as reflected in the Summary Compensation Table was $9,286,766. Based on the above, our Chief Executive Officer Pay Ratio for the year ended December 31, 2021 is 103:1.

Compensation of Executive Officers and Directors	2022 Proxy Statement 77

Other Information
Section Table of Contents

Expenses of Solicitation	78
Incorporation by Reference	78
Stockholder Proposals for the 2023 Annual Meeting	78
Annual Report on Form 10-K	79
Important Notice of Internet Availability of Proxy Materials for the Annual Meeting	79
Householding Proxy Materials	80
Other Matters	80
Expenses of Solicitation

We will bear the entire cost of preparing and soliciting proxies. In addition to the solicitation of proxies by mail, we will request that Nominees send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse Nominees for their reasonable expenses in taking those actions. We have also made arrangements with D.F. King & Co., Inc. to assist us in soliciting proxies and have agreed to pay them a fee not expected to exceed $25,000 plus reasonable and approved expenses for these services. If necessary, we may use several of our regular employees or directors to solicit proxies from our stockholders, either personally or by telephone, email, facsimile or letter. These individuals will not be specially compensated, but will be entitled to reimbursement for actual expenses incurred in connection with the solicitation.
Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation of Executive Officers and Directors—Compensation and Human Capital Management Committee Report” and “Corporate Governance and Board Matters—Audit Committee Report” is not “soliciting material,” nor shall it be deemed “filed” with the SEC nor incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.
Stockholder Proposals for the 2023 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2023 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 8, 2022. If the date of our 2023 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to

78 2022 Proxy Statement	Other Information

comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from company-sponsored proxy materials.
If a stockholder desires to submit a proposal for consideration at the 2023 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2023 annual meeting, the stockholder must comply with the procedures set forth in our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement on or before February 10, 2023 but no earlier than January 11, 2023 (except that if the date of the 2023 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day and 90th day before the date of the 2023 annual meeting or, if the first public announcement of the date of the 2023 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.05 and 3.06 of our By-Laws including, among other things: (i) the name and record address of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our capital stock owned by the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made, in such business; and (iv) a description of any agreements, arrangements and understandings between such stockholder and beneficial owner and any other person or persons (including their names) related to the proposal, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to us before a stockholder may submit a proposal at the 2023 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.com).
The procedures for stockholders to follow to nominate candidates for election to our Board are described in the section of this proxy statement entitled “Corporate Governance and Board Matters—Consideration of Director Nominees.” We did not receive any such proposals with respect to the 2022 Annual Meeting.
Annual Report on Form 10-K

We filed the 2021 Annual Report on Form 10-K with the SEC on February 25, 2022. We will mail to you without charge, upon written request, a copy of the 2021 Annual Report on Form 10-K, excluding exhibits. Please send a written request to Investor Relations, Radian Group Inc., 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania 19087.
The 2021 Annual Report on Form 10-K may also be accessed and printed directly from the Investor Relations section of our website at www.radian.com. Our 2021 Annual Report to Stockholders, which includes the 2021 Annual Report on Form 10-K, is not incorporated into this proxy statement and is not considered proxy soliciting material.
Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Pursuant to rules issued by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy statement on the Internet. This proxy statement and our 2021 Annual Report to Stockholders are available on the Investor Relations page of our website at www.radian.com/StockholderReports.

Other Information	2022 Proxy Statement 79

Householding Proxy Materials

Stockholders residing in the same household who hold their stock through a Nominee may receive only one set of proxy materials in accordance with a notice sent earlier by their Nominee. This practice will continue unless instructions to the contrary are received by your Nominee from one or more of the stockholders within the same household. This practice of sending only one copy of proxy materials is called “householding” and it saves us money in printing and distribution costs. We undertake to deliver promptly to any stockholder at a shared address, upon written or oral request, a copy of our proxy statement, annual report and notice of internet availability of proxy materials. You may request such additional copies by calling 215-231-1035 or writing to Investor Relations, Radian Group Inc., 550 East Swedesford Road, Suite 350, Wayne, Pennsylvania 19087.
If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your Nominee. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your Nominee.
Other Matters

Management knows of no matters to be presented for action at the Annual Meeting other than those discussed in this proxy statement. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Radian.

80 2022 Proxy Statement	Other Information

Radian Group Inc.

RDN
LISTED
NYSE

www.radian.com

Printed on recycled paper

RADIAN GROUP INC.

VOTE

C123456789

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ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Online

Go to **www.investorvote.com/RDN** or scan the QR code — the 15-digit control number required to log in is located in the shaded bar below.

You may attend the Annual Meeting via the Internet and vote during the Annual Meeting. Have the 15-digit control number that is printed in the shaded bar below available, and follow the instructions on the reverse side.

Phone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIAL

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified below. If no choice is specified, this proxy will be voted "FOR" each of the nominees in Item 1, and "FOR" Items 2 and 3. The Proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

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A Proposals — The board of directors recommends a vote "FOR" Items 1, 2 and 3, which were all proposed by the Company.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1(a) Howard B. Culang	☐	☐	☐	1(e) Brian D. Montgomery	☐	☐	☐	1(i) Noel J. Spiegel	☐	☐	☐
1(b) Brad L. Conner	☐	☐	☐	1(f) Lisa Mumford	☐	☐	☐	1(j) Richard G. Thornberry	☐	☐	☐
1(c) Debra Hess	☐	☐	☐	1(g) Gaetano J. Muzio	☐	☐	☐				
1(d) Lisa W. Hess	☐	☐	☐	1(h) Gregory V. Serio	☐	☐	☐				

	For	Against	Abstain
Item 2 - Approval, by an advisory, non-binding vote, of the overall compensation of the Company's named executive officers.	☐	☐	☐
Item 3 - Ratification of the appointment of Pricewaterhouse Coopers LLP as Radian's independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐

C 1234567890 J N T

1 U P X 5 3 7 2 5 8

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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03LMAB

The 2022 Annual Meeting of Stockholders of Radian Group Inc. will be held on May 11, 2022 at 9:00 a.m. Eastern Daylight Time, virtually via the internet at meetnow.global/MRH5594.

To access the virtual meeting, you must have the 15-digit control number that is printed in the shaded bar located on the reverse side of this form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — RADIAN GROUP INC.

PROXY FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 11, 2022

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Edward J. Hoffman and J. Franklin Hall, and each of them, individually, as proxies and agents of the undersigned (the "Proxies"), each with power of substitution, to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stock of Radian Group Inc. (the "Company") which the undersigned is entitled to vote at the 2022 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held virtually via the internet at meetnow.global/MRH5594 on May 11, 2022 at 9:00 a.m. Eastern Daylight Time, and any postponement(s) or adjournment(s) thereof.

The undersigned acknowledges receipt of the Notice of 2022 Annual Meeting of Stockholders, the Proxy Statement and the 2021 Annual Report. All other proxies heretofore given by the undersigned to vote shares of the Company's common stock at the Annual Meeting are expressly revoked.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.